UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12	0
HERITAGE FINANCIAL CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
1

March 22, 2024

Dear Shareholder:
On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be conducted solely online via live webcast at 9:00 a.m., Pacific Time, on Monday, May 6, 2024. There is no physical location for the annual meeting. You will be able to attend the virtual annual meeting, submit questions and vote online by logging on to www.meetnow.global/MGGV9A7 using the unique control number that has been provided with the Notice Regarding the Availability of Proxy Materials. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement.
We encourage you to attend the virtual annual meeting. Whether or not you plan to attend the virtual annual meeting, please take the time to read the Proxy Statement and vote via the Internet or telephone or by completing and mailing a proxy card as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.
Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. We appreciate your confidence and support and look forward to your attendance at the virtual annual meeting.

Brian L. Vance	Jeffrey J. Deuel
Board Chair	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, May 6, 2024

Time:	9:00 a.m., Pacific Time

Place:	Virtual Shareholders' Meeting - www.meetnow.global/MGGV9A7
Matters to be Voted On:

1.The election of ten directors to each serve for a one-year term.
2.An advisory (non-binding) vote to approve the compensation paid to our named executive officers.
3.The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2024.
We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof. Shareholders of record at the close of business on March 11, 2024 are entitled to receive notice of and to vote at the annual meeting. Shareholders who vote by proxy do not need to participate in the annual shareholders' meeting as a "Shareholder" and may simply access the meeting as a "Guest." However, any shareholder who wishes to participate in the virtual meeting should follow the instructions below to access the meeting at www.meetnow.global/MGGV9A7.

Registered Shareholders: If your shares are registered directly in your name with Computershare Inc., our stock transfer agent, you are considered the shareholder of record with respect to those shares. Shareholders of record may participate in the meeting as a "Shareholder" or as a "Guest." If you participate as a Shareholder, you will be able to vote your shares and ask questions of management during the virtual meeting. Voting instructions will be provided on the meeting website during the meeting. To join as a Shareholder, you will need the control number provided with the Notice Regarding the Availability of Proxy Materials.

Beneficial Owners of Shares Held in Street Name: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to fully participate in the meeting. You may participate as a Guest without having a unique control number, but you will not have the option to vote your shares or ask questions during the virtual meeting. To fully participate in the meeting as a "Shareholder," you must obtain a unique control number by registering in advance with Computershare. See the section titled, "What if My Shares Are Held in Street Name by a Broker?" for further instructions.

Please also refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning a proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. The proxy will not be used if you attend and vote at the virtual annual meeting. Please vote your shares at your earliest convenience. Your vote is very important and this will ensure the presence of a quorum at the meeting.

By Order of the Board of Directors,

Kaylene M. Lahn, Corporate Secretary
Olympia, Washington
March 22, 2024

PROXY SUMMARY
This summary highlights information contained elsewhere in the Proxy Statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire Proxy Statement for more detailed information on each topic prior to casting your vote.
2024 Annual Meeting of Shareholders

DATE:	TIME:	PLACE:
Monday, May 6, 2024	9:00 a.m., Pacific Time	Virtual Shareholders' Meeting

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Page
1	The election of ten directors to each serve for a one-year term.	FOR each nominee	7
2	An advisory (non-binding) vote to approve the compensation paid to our named executive officers.	FOR	26
3	The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2024.	FOR	52

Director Nominees

				Committee Membership

Name	Age(1)	Director since	Independent	Audit & Finance	Compensation	Corporate Governance & Nominating	Risk & Technology
Brian S. Charneski	62	2000	✓	Chair		✓
Jeffrey J. Deuel	65	2019					✓
Trevor D. Dryer	45	2022	✓	✓			✓
Kimberly T. Ellwanger	64	2006	✓		✓	Chair
Deborah J. Gavin	67	2013	✓	✓			✓
Gail B. Giacobbe	55	2022	✓		✓		✓
Jeffrey S. Lyon	71	2001	✓	✓	Chair
Frederick B. Rivera	55	2020	✓		✓	✓
Brian L. Vance	69	2002	✓				Chair
Ann Watson	62	2012	✓		✓	✓
(1)    As of December 31, 2023.
i

Board Structure

The Heritage Board of Directors is well balanced with a diverse set of skills, backgrounds, ethnicity and gender.

•Average Age:        62 years - directors may not stand for election after reaching age 75
•Diversity:        50% - 4 directors with gender diversity and 1 director with ethnic diversity
•Average Tenure:    12 years - 4 of 10 directors have served on the board for less than five years
•Independence:        90% - 9 of 10 directors are independent
2023 Business Highlights

2023 was a difficult year in the banking industry due to rising interest rates, a broader contraction in market liquidity, and increased reliance on wholesale funding due to competition for deposits, which negatively impacted net interest margins. During the first quarter of 2023, the banking industry experienced significant challenges resulting in a series of bank failures. Heritage was not immune to decreased deposits with higher cost of deposits due to customers seeking higher interest rates and moving balances to higher yielding investments. At Heritage, we grew total assets and loans, and restructured the balance sheet by reinvesting in higher yielding investments. As a result of the balance sheet restructure, the 2023 pre-tax net income was reduced by a $12.2 million loss on sale of securities. Heritage managed noninterest expenses by reducing full-time equivalent (FTE) employees, closing the mortgage business line, and revisiting the organization's staffing structure. Additionally, management renegotiated a core systems contract which will reduce costs in future years. Management continues to closely monitor credit quality, which resulted in annual 2023 net recoveries on loans to average loans of 0.01%. Heritage remains focused on balance sheet management, improving operational efficiencies, reducing expenses, maintaining sound credit quality, and proactively managing capital.

Financial summary results are shown below:

Performance Metric	At or for the Year Ended December 31, 2023	At or for the Year Ended December 31, 2022	% Change
Total Assets	$7.17 billion	$6.98 billion	2.7%
Net Income	$61.8 million	$81.9 million	(24.5)%
Diluted Earnings per Share	$1.75	$2.31	(24.2)%
Total Loans, Net	$4.29 billion	$4.00 billion	7.3%
Total Deposits	$5.60 billion	$5.92 billion	(5.7)%
Overhead Ratio (1)	2.33%	2.06%	13.1%
Dividends Paid	$0.88	$0.84	4.8%
(1) "Overhead Ratio" equals Heritage's non-interest expense divided by its average assets. This includes the contract negotiation fee of $1.5 million, which impacted the ratio by 2 basis points for incentive payments.
Environmental, Social and Governance Practices

At Heritage, we are committed to environmental and sustainability practices, our employees and customers, strengthening the communities and markets in which we operate, and serving our shareholders. We proactively manage corporate governance and effective board oversight. We place a high priority on operating in a responsible and respectful manner and are continually focused on improving environmental, social and governance ("ESG") best practices throughout the organization. We use the Sustainability Accounting Standards Board ("SASB") commercial bank framework to identify material risks and the associated management practices, and to further develop our ESG platform and disclosures. Annually, we issue to our corporate website the SASB Report and the Community Investment Report, which capture a variety of our ESG and general community giving practices.
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TABLE OF CONTENTS

Information About the Annual Meeting	1	2021 Performance Share Award Payout	35

Security Ownership of Certain Beneficial Owners and Management	4	Stock Ownership Guidelines	36

Proposal 1—Election of Directors	7	Retirement Benefits	36

Meetings and Committees of the Board of Directors	13	Perquisites and Other Benefits	37

Corporate Governance	15	Regulatory Considerations	37

Environmental, Social and Governance Practices	19	Clawback Policy	38

Director Compensation	24	Anti-Hedging and Pledging Policy	38

Proposal 2—Advisory (Non-Binding) Vote on Executive Compensation	25	Tax and Accounting Considerations	39

Compensation Discussion and Analysis	26	Report of the Compensation Committee	39

		Executive Compensation	40

Company Summary	26	Summary Compensation Table	40

2023 Business Highlights	26	Grants of Plan-Based Awards Table	41

2023 Executive Compensation Highlights	27	Outstanding Equity Awards Table	42

2023 Say-on-Pay Results and Shareholder Outreach	27	Option Exercises and Stock Vested	43

Best Practice Features	28	Nonqualified Deferred Compensation	43

2023 Key Performance Metrics	28	Potential Payments Upon Termination or Change in Control	44

Philosophy and Objectives of Our Executive Compensation Program	29	Employment Agreements and Severance/Change in Control Benefits	46

Role of the Compensation Committee	29	Equity Plans	47

Role of Management in Compensation Committee Deliberations	30	Split-Dollar Agreements	47

Compensation Consultants and Advisors	30	Management Incentive Plan	47

Use of Competitive Data	30	Compensation Committee Interlocks and Insider Participation	47

Performance-Based Equity Peer Group	31	CEO Pay Ratio	47

Components of Compensation	32	Pay Versus Performance	48

Target Pay Mix	32	Report of the Audit and Finance Committee	51

Base Salary	33	Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm	52

Salary Adjustments Made in 2023	33	Shareholder Proposals	53

Annual Cash Incentives	33	Miscellaneous	53

Annual Cash Incentive Performance Goals	34

2023 Annual Cash Incentive Award Determinations	34

Equity-Based Compensation	34

2023 Equity Award Determinations	34

PROXY STATEMENT
2024 ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION
201 Fifth Avenue S.W.
Olympia, Washington 98501
(360) 943-1500

The Board of Directors of Heritage Financial Corporation (“Board”) is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We first provided access to this Proxy Statement and a form of proxy card on March 22, 2024.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries.
Information About the Annual Meeting

Our annual meeting will be held as follows:

Date:	May 6, 2024

Time:	9:00 a.m., Pacific Time

Place:	Virtual Meeting - www.meetnow.global/MGGV9A7
Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•The election of ten directors to each serve for a one-year term.
•An advisory (non-binding) resolution to approve the compensation paid to our named executive officers.
•The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2024.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2024

Our proxy materials are available at www.hf-wa.com. The following materials are available for review:
•Proxy Statement;
•Notice of Internet Availability of Proxy Materials;
•Proxy Card; and
•Annual Report to Shareholders.

We provided access to our proxy materials beginning on March 22, 2024. On that day, we mailed the Notice of Availability of Proxy Materials to our shareholders. The Securities and Exchange Commission ("SEC") allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of mailing paper copies of the annual meeting materials.

Who is Entitled to Vote?

We have fixed the close of business on March 11, 2024 as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s outstanding common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 11, 2024, there were 34,655,226 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.
How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions below, under "What if My Shares Are Held in "Street Name" by a Broker?"

Shares of Heritage common stock can only be voted if the shareholder is present virtually or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the virtual annual meeting. You can always change your vote at the meeting if you are a shareholder of record and have joined the meeting as a "Shareholder." To join as a Shareholder, you will need the control number provided with the Notice Regarding the Availability of Proxy Materials.

Voting instructions are included on the Notice of Internet Availability of Proxy Materials. Shares of Heritage common stock represented by properly executed proxies will be voted by the persons named on the form of proxy in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, and FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2024. If any other matters are properly presented at the annual meeting for action, the persons named in the form of proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxies to vote.
What if My Shares Are Held in "Street Name" by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee ("nominee"), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to the rules governing brokers. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposal for the election of directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee to have your shares voted on these proposals.

If your shares are held in street name, you must register in advance to fully participate in the annual meeting. You may participate as a "Guest" without having a unique control number, but you will not have the option to vote your shares or ask questions at the virtual meeting. To fully participate in the meeting as a "Shareholder," you must obtain a unique control number by registering in advance with Computershare and submitting proof of your proxy power (legal proxy) reflecting your holdings along with your name and e-mail address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 22, 2024. You will receive a confirmation of your registration by email after your registration materials are received. Requests for registration should be made as follows:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com or send by mail to: Computershare, Heritage Financial Corporation Legal Proxy, P.O. Box 43006, Providence, RI 02940-3006.
How Will My Shares of Common Stock Held in the 401(k) Profit Sharing Plan Be Voted?

We maintain a 401(k) profit sharing plan (“401(k) Plan”), which owned 234,723 shares or 0.68% of Heritage’s common stock as of the record date. Our employees participate in the 401(k) Plan. Each participant may instruct the 401(k) Plan trustee how to vote the shares of Heritage common stock allocated to the participant's account under the Plan by completing a vote authorization form. If a participant properly executes a vote authorization form, the 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. 401(k) Plan shares for which proper voting instructions are not received will not be voted. To give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from 401(k) Plan participants by Computershare by April 29, 2024.
How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, virtually or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a Quorum is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present virtually or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.
Vote Required to Approve Proposal 1: Election of Directors

Our Bylaws provide for the election of directors by the majority of votes cast by shareholders in uncontested elections, which means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" such director nominee in order for the director nominee to be elected. The following are not considered votes cast: (1) a share otherwise present at the meeting but for which there is an abstention; and (2) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction (also known as a broker non-vote). The term of any director who was a director at the time of the election but does not receive sufficient votes under the majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director's resignation is effective.

Our Bylaws provide that an election is considered a "contested election" if there are shareholder nominees for director pursuant to Heritage's advance notice provision and who are not withdrawn by the advance notice deadline set forth in Heritage's Articles of Incorporation, as amended. If the Board determines there is a "contested election," the election of directors will be held under a plurality standard. Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or against each nominee, or shareholders may abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the election because they are not considered votes cast. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.
Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) vote to approve the compensation paid to our named executive officers requires the affirmative vote of the majority of the shares of Heritage common stock present, virtually or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve the compensation paid to our named executive officers.
Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2024, requires the affirmative vote of the majority of the shares of Heritage common stock present, virtually or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2024.
May I Revoke My Proxy?

You may revoke your proxy before it is voted by:
•submitting a new proxy with a later date;
•notifying the Corporate Secretary of Heritage in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or
•voting at the virtual annual meeting.

If you plan to attend the virtual annual meeting and wish to vote during the meeting, you must join the meeting as a "Shareholder." If you are a shareholder of record, you will need the control number provided with the Notice Regarding the Availability of Proxy Materials. If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, you will need to register in advance with Computershare by following the instructions in the section titled "What if My Shares Are Held in "Street Name" by a Broker?"
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of the record date or the most currently reported date, information regarding share ownership of:

•those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;
•each director of Heritage;
•each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and
•all current directors and executive officers of Heritage as a group.
On March 11, 2024, there were 34,655,226 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the SEC, and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than as set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock.

Beneficial Owners of More than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	5,072,306	14.5%
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, PA 19355	2,675,478	7.7%
AllianceBernstein L.P. (3) 501 Commerce Street Nashville, TN 37203	1,991,278	5.7%
Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Building One Austin, TX 78746	1,733,722	5.0%
(1)According to a Schedule 13G/A filed with the SEC on January 23, 2024 reporting shares owned as of December 29, 2023, BlackRock Inc. had sole voting power over 4,995,852 shares and sole dispositive power over 5,072,306 shares. The interest of iShares Core S&P Small-Cap ETF Advisors in the common stock of Heritage is more than 5% of the total outstanding common stock.
(2)According to a Schedule 13G filed with the SEC on February 13, 2024 reporting shares owned as of December 29, 2023, the Vanguard Group had shared voting power over 32,363 shares, sole dispositive power over 2,612,144 shares, and shared dispositive power over 55,269 shares.
(3)According to a Schedule 13G filed with the SEC on February 14, 2024 reporting shares owned as of December 29, 2023, AllianceBernstein L.P. had sole voting power over 1,811,861 shares and sole dispositive power over 1,991,278 shares.
(4)According to a Schedule 13G filed with the SEC on February 9, 2024 reporting shares owned as of December 29, 2023, Dimensional Fund Advisors LP had sole voting power over 1,694,167 shares, and shared dispositive power over 1,733,722 shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding restricted stock units that will vest within 60 days after March 11, 2024, the record date, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of March 11, 2024, the amount of Heritage common stock owned (unless otherwise indicated) by each director and named executive officer, and all of our directors and executive officers as a group.

Directors & Named Executive Officers	Shares		Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Common Stock Outstanding
Brian S. Charneski	50,215	(2)	3,023	53,238	*
Jeffrey J. Deuel	59,933	(3)	13,664	73,597	*
Trevor D. Dryer	1,808		3,023	4,831	*
Kimberly T. Ellwanger	26,868	(4)	3,023	29,891	*
Deborah J. Gavin	18,046		3,023	21,069	*
Gail B. Giacobbe	1,808		3,023	4,831	*
Jeffrey S. Lyon	42,550		3,023	45,573	*
Frederick B. Rivera	4,821		3,023	7,844	*
Ann Watson	17,952	(5)	3,023	20,975	*
Brian L. Vance	118,882	(6)	3,023	121,905	*
Tony W. Chalfant	19,775	(7)	3,518	23,293	*
Donald J. Hinson	39,249		4,151	43,400	*
Bryan D. McDonald	34,419	(8)	5,505	39,924	*
Matthew T. Ray	13,926		3,360	17,286	*
Directors and Executive Officers as a group (19 persons)	511,323		72,299	583,622	1.68%

*	Less than one percent of shares outstanding
(1)Represents service-based restricted stock and performance stock units (at target) which will vest within 60 days of March 11, 2024.
(2)Includes 13,675 shares owned by an entity controlled by Mr. Charneski.
(3)Includes 5,391 shares held in Mr. Deuel's IRA.
(4)Shares are held in trust.
(5)Includes 4,000 shares held in Ms. Watson's IRA and 13,952 shares held jointly with her spouse.
(6)Includes 94,173 shares held jointly with his spouse and 24,709 vested shares held in the 401(k) plan.
(7)Shares are held jointly with his spouse.
(8)Includes 22,755 shares held jointly with his spouse and 11,664 vested shares held in the 401(k) plan.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board of Directors currently consists of 10 directors. The 10 directors below have been nominated to serve a one-year term ending at the 2025 annual meeting of shareholders, or when their respective successors have been duly elected and qualified.
The table below sets forth information regarding each director of Heritage standing for election, including his or her age, position and term of office. Each nominee currently serves as a director and has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.
The Board of Directors recommends you vote FOR the election of each of the nominees in the table below.

Name	Age(1)	Position(s) Held with Heritage	Director Since	Term to Expire(2)
Brian S. Charneski	62	Director	2000	2025
Jeffrey J. Deuel	65	Director, President & CEO	2019	2025
Trevor D. Dryer	45	Director	2022	2025
Kimberly T. Ellwanger	64	Director	2006	2025
Deborah J. Gavin	67	Director	2013	2025
Gail B. Giacobbe	55	Director	2022	2025
Jeffrey S. Lyon	71	Director	2001	2025
Frederick B. Rivera	55	Director	2020	2025
Brian L. Vance	69	Board Chair	2002	2025
Ann Watson	62	Director	2012	2025
(1)    As of December 31, 2023.
(2)    Assuming re-election.
Business Experience of Nominees for Reelection

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated and none of the nominees serve as a director of a public company board other than Heritage.

BRIAN S. CHARNESKI	DIRECTOR SINCE 2000

Biographical Information:
Brian S. Charneski is the President of L&E Bottling Company, based in Olympia, Washington, and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. that is headquartered in Tumwater, Washington. Mr. Charneski is a director of the American Beverage Association and is also a Chairman of the Board of Directors of the Pepsi-Cola Bottlers Association, having also chaired the Association from 2005 to 2007. Mr. Charneski has extensive experience in the consumer products industry from product development, sales and marketing to manufacturing and logistics. Mr. Charneski is a past director of the Washington Center for Performing Arts, the Community Foundation of the South Sound and is a Trustee of St. Martin’s University. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski was appointed as Lead Independent Director effective as of July 1, 2019, after having served as our Chairman since 2016.

Committees: • Audit and Finance (Chair) • Corporate Governance and Nominating
Qualifications:
Mr. Charneski serves as Lead Independent Director and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, legal, economic, human capital management, and merger and acquisition expertise to the Board.

JEFFREY J. DEUEL	DIRECTOR SINCE 2019

Biographical Information:
Jeffrey J. Deuel is President and Chief Executive Officer ("CEO") of Heritage, positions he has held since July 1, 2019. Immediately prior to his appointment as President and CEO of Heritage, Mr. Deuel was the President and CEO of Heritage Bank and the President of Heritage from July 2018 to July 2019, having started at Heritage Bank in September 2010 as Executive Vice President and serving in positions of increasing importance. Prior to joining Heritage, Mr. Deuel held the position of Executive Vice President Commercial Operations with JPMorgan Chase, formerly Washington Mutual. Prior to joining Washington Mutual, Mr. Deuel was based in Philadelphia where he worked for Bank United, First Union Bank, CoreStates Bank, and First Pennsylvania Bank. During his career, Mr. Deuel has held a variety of leadership positions in commercial banking, including lending, credit administration, portfolio management, retail, corporate strategies and support services. He is past chair of the Washington Banker's Association and currently serves on the board of the Oregon Bankers Association and Pacific Coast Banking School. Mr. Deuel earned his Bachelor’s degree at Gettysburg College.

Committees: • Risk and Technology	Qualifications: Mr. Deuel provides significant executive leadership skills and banking experience as well as strategic focus and vision to the Company.

TREVOR D. DRYER	DIRECTOR SINCE 2022

Biographical Information:
Trevor D. Dryer is the Director, Co-Founder and CEO of Carbon Title, a software company that is helping decarbonize the real estate industry. He was previously the CEO and Director of Mirador from 2014 to 2018. Mirador was a company he co-founded to provide small businesses with the digital platform to access reasonably-priced loans from banks and credit unions. Mirador was acquired by CUNA Mutual in 2018, and he remained on as CEO through early 2020 to facilitate the integration. After leaving CUNA Mutual, Mr. Dryer joined Serent Capital, a software-focused private equity firm, as a senior vice president on its growth team. During his tenure, Mr. Dryer served on the firm’s investment committee and worked with a variety of portfolio companies on corporate strategy and implementing processes to scale sales, customer success and other functions. He also serves on the board of Qualtik, a venture-backed software company and previously was the Executive Chair of Zingo, a startup that was sold to Credit Sesame in 2021. Mr. Dryer is a former attorney at Munger, Tolles & Olson as well as a judicial clerk on the U.S. Court of Appeals for the Ninth Circuit. Mr. Dryer earned a Juris Doctor degree from Stanford Law School. He attained a Bachelor of Arts degree in History and Literature from Harvard University, magna cum laude.

Committees: • Audit and Finance • Risk and Technology	Qualifications: Mr. Dryer brings significant technical and entrepreneurial expertise to the Board, which is complemented by his legal expertise and executive leadership skills.

KIMBERLY T. ELLWANGER	DIRECTOR SINCE 2006

Biographical Information:
Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 to 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington, where her legal practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including serving on the Boards of the Northwest Chapter of the National Association of Corporate Directors (“NACD”), past Chair of the Community Foundation of South Puget Sound, the Providence St. Peter Foundation, the South Sound YMCA, past Chair of the Washington Council on International Trade and past Vice President of the Business Software Alliance. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has completed NACD's comprehensive program of study to become an NACD Leadership Fellow.

Committees: • Compensation • Corporate Governance and Nominating (Chair)	Qualifications: Ms. Ellwanger brings significant legal expertise to the Board, which is complemented by her management and leadership skills and corporate, government and regulatory expertise.

DEBORAH J. GAVIN	DIRECTOR SINCE 2013

Biographical Information:
Deborah J. Gavin was employed by the Boeing Company, an aerospace company, for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Prior to her employment with Boeing, Ms. Gavin held positions as a management consultant for Deloitte (a public accounting firm), and Special Agent with the U.S. Department of Treasury. She also taught undergraduate and graduate adjunct accounting courses at City University, Seattle, Washington. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York at Buffalo and a Master of Business Administration in Finance from Seattle University. Other board experiences include private company boards in Malaysia and China, and nonprofit organizations including the Washington Business Alliance and Snoqualmie Summit Central Ski Patrol.

Committees: • Audit and Finance • Risk and Technology
Qualifications:
Ms. Gavin's extensive financial background, leadership skills, and depth of public company knowledge provide the Board with valuable expertise. Ms. Gavin is Heritage's designated financial expert.

GAIL B. GIACOBBE	DIRECTOR SINCE 2022

Biographical Information:
Gail B. Giacobbe serves as the Vice President, Product Management with Google. She is a senior technology products and services executive with extensive experience leading product organizations in enterprise, business-to-business, education and consumer software, spanning Fortune 100 companies, high growth venture capital and private equity funded enterprises. From 2019 to January 2024, she served as the Vice President, Product Management at Microsoft. From 2015 to 2019, Ms. Giacobbe served as the Vice President of Product and User Experience at GoDaddy, and led GoDaddy's Women in Tech employee resource group. Earlier in her career Ms. Giacobbe worked in a variety of product leadership roles at Microsoft, including Principal Group Product Manager for Skype, Outlook, and SharePoint. An active community leader, Ms. Giacobbe serves as a trustee for the Henry Art Gallery at the University of Washington where she sits on the governance committee. From 2011 to 2024, she served on the board of directors of JFS Seattle, where she was chair of the human resources and compensation committees. She graduated with honors from Princeton University and holds a Master of Arts in Teaching from Brown University.

Committees: • Compensation • Risk and Technology
Qualifications:
Ms. Giacobbe brings deep expertise in digital transformation, personalization, and customer experience to the Board. Ms. Giacobbe brings extensive experience in strategic leadership, management, and cultural transformation.

JEFFREY S. LYON	DIRECTOR SINCE 2001

Biographical Information:
Jeffrey S. Lyon currently serves as the Chairman Emeritus of Kidder Mathews, headquartered in Seattle, Washington. He was formerly the Chairman of Kidder Mathews from 2000 to 2023. He retired as CEO for Kidder Mathews on July 1, 2020 and as Chairman on January 1, 2023. Mr. Lyon has 50 years of experience in the commercial real estate industry in the Puget Sound area. He was formerly a member of the Real Estate Advisory Board at the Runstad School of Real Estate at the University of Washington. Mr. Lyon earned a Bachelor of Arts degree in real estate and finance from the University of Oregon and is a certified member of the Commercial Investment Real Estate Institute (CCIM). He is an active community leader and currently serves on the boards of the CCIM Foundation and Evergreen Real Estate Operations companies, a private real estate company. He formerly served on the board of the Economic Development Council for Tacoma-Pierce County.

Committees: • Compensation (Chair) • Audit and Finance	Qualifications: Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial, strategic and executive leadership skills.

FREDERICK B. RIVERA	DIRECTOR SINCE 2020

Biographical Information:
Frederick (Fred) B. Rivera is the Executive Vice President, Corporate Secretary, and General Counsel for the Seattle Mariners in Seattle, Washington. Previously, Mr. Rivera was a Partner at Perkins Coie law firm in Seattle from 1998 to 2017 and the Managing Partner from 2013 to 2017 with the exception of when he served as Vice President of Internal Investigations at Fannie Mae from 2006 to 2008. He began his legal career in 1993 as a trial attorney in the Civil Rights Division of the U.S. Department of Justice. Mr. Rivera currently serves on boards of Delta Dental of Washington and OAC Services, Inc., and previously served on the board of NW Sports, LLC (ROOT Sports Network). An active community leader, Mr. Rivera has served on the boards of several non-profit organizations, including the United Way of King County (Board Chair, 2019-2020), Rainier Scholars, the Seattle Colleges Foundation, the Downtown Seattle Association, the Association of Washington Businesses, and the Washington State Leadership Board. He holds a Bachelor of Arts from California State University, Northridge and graduated from the Gonzaga School of Law. Mr. Rivera also completed the Executive Leadership Program at the Northwestern Kellogg School of Management.

Committees: • Compensation • Corporate Governance and Nominating
Qualifications:
Mr. Rivera brings valuable legal expertise and management skills to the Board. Mr. Rivera brings knowledge of the financial services industry, which includes credit administration, management and strategic forecasting.

BRIAN L. VANCE	DIRECTOR SINCE 2002

Biographical Information:
Brian L. Vance has served as the Board Chair since May 2020, having served as the Executive Chair from July 2019 until May 2020. Mr. Vance was President and CEO of Heritage and CEO of Heritage Bank from 2006 and 2003, respectively, until July 2019. He served as President and CEO of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance served as a director of the Pacific Bankers Management Institute, the Community Foundation of South Puget Sound, and the Western Independent Bankers Advisory Committee. He is the past President of the Washington Financial League and served as a trustee for the South Puget Sound Community College.

Committees: • Risk and Technology (Chair)
Qualifications:
Mr. Vance brings valuable management and financial skills to the Board and provides extensive financial services industry knowledge, which includes credit administration, management and strategic forecasting.

ANN WATSON	DIRECTOR SINCE 2012

Biographical Information:
Ann Watson was the Chief Operating Officer of Cascadia Capital LLC, an investment banking firm headquartered in Seattle, Washington from 2015 to 2022. Ms. Watson previously served for two years as the Chief Financial Officer of Moss Adams LLP, a regional public accounting firm. She has also served as Chief Human Resources Officer, Management Committee Member, including the Information Technology Steering Committee and Risk Management Committee, Russell Mellon Board Member overseeing the Russell Indexes and as a Director in the Corporate Finance Group at Russell Investments, spanning a 15-year period. Prior to joining Russell Investments, she spent seven years with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Columbia University with a Master of Business Administration and a graduate of Whitman College with a Bachelor of Arts in Economics. She serves on the Whitman College Board of Trustees. Among her prior community roles, she served as the Board Chair and Trustee of the Seattle Foundation, on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council.

Committees: • Compensation • Corporate Governance and Nominating
Qualifications:
Ms. Watson brings extensive financial services industry and financial expertise to the Board, including merger and acquisition experience. Ms. Watson's significant executive leadership, compensation and human resources experience, and risk management background add to the Board's perspective.

Board Composition

In making recommendations for nominees to the Board, the Corporate Governance and Nominating Committee actively considers the qualifications, strengths and abilities of the potential candidates for nomination. Qualified director nominees are expected to have a mix of business experience, financial literacy, industry knowledge, technical expertise and integrity, the ability to work effectively in a group, and provide strategic oversight. The current composition of our Board reflects the importance of diversity to the Board. The Board includes four women and one ethnically diverse director, as well as diverse skills and experience represented among all the director nominees. Additionally, the Board has an effective mix of experience and fresh perspective as illustrated below.
Board Performance and Evaluations

The Corporate Governance and Nominating Committee proactively manages the Board evaluation process. The Board's performance is reviewed through a rigorous annual Board self-evaluation process as well as biennial peer assessments. A third-party compiles anonymous reviews and reports back to the Corporate Governance and Nominating Chair. The Corporate Governance and Nominating Committee reviews the collective board evaluation results and develops an action plan for discussion and approval by the Board. The peer assessment results are shared with the Corporate Governance and Nominating Chair, the Board Chair, and the Lead Independent Director and communicated individually with each director.

Summary of Director Nominee Qualifications

Area of Expertise	Charneski	Deuel	Dryer	Ellwanger	Gavin	Giacobbe	Lyon	Rivera	Vance	Watson
C-Suite Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulated Industry	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales and Marketing	✓	✓	✓			✓	✓	✓	✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology			✓			✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management	✓	✓	✓		✓	✓			✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Areas of Expertise

The table below outlines the relationship between the areas of expertise outlined in the director qualifications above.

Area of Expertise	Business Rationale for Expertise
C-Suite Leadership	Ensures that directors have experience executing strategy while understanding a multitude of competing priorities.
Regulated Industry	Integral to understanding the special issues facing companies in highly regulated industries.
Financial Literacy	Provides strong oversight of the Company's financial performance and reporting and related internal controls.
Sales and Marketing	Expertise in sales and marketing of products and branding.
Strategic Planning	Critical to drive the strategic direction and growth of the Company.
Technology	Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk.
Human Capital Management	Expertise in compensating, attracting and retaining top talent, creating talent development programs and succession planning is integral to the Company's long-term success. This skill also ensures compensation and benefits discourage imprudent risk taking and are aligned with stockholder interests.
Enterprise Risk Management	Integral to overseeing the Company's ERM framework and understanding the risks facing the Company.
Mergers and Acquisitions	Integral to the Company's ability to provide mergers and acquisitions oversight.

Board Diversity

The following information reflects the Board composition as of the record date of this Proxy Statement:

Board Size:
Total Number of Directors	10
Gender:	Female	Male
Number of Directors Based on Gender Identity	4	6
Number of Directors Who Identify in Any of the Categories Below:
Hispanic	—	1
White	4	5

Age Diversity	Gender, Racial, and Ethnic Diversity

Board Tenure	Board Independence

MEETINGS AND COMMITTEES
OF THE BOARD OF DIRECTORS
Board of Directors

The Board conducts its business through meetings of the Board and through its committees. The Board typically meets ten times per year, holding special meetings as necessary. After each regular Board meeting, the independent directors meet in executive session, outside of the presence of the CEO and management. In addition, periodically the Board offers an executive session without the Board Chair, which is led by the Lead Independent Director. During the year ended December 31, 2023, the Board held ten regular meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during 2023.
Committees and Committee Charters

The Board has standing Audit and Finance, Corporate Governance and Nominating, Compensation, Risk and Technology Committees and has adopted written charters for each of these committees. The committee charters are available on our website at www.hf-wa.com under the Governance Documents within the Overview section. You may also obtain a copy of the committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500.

The following table shows the current membership of the Board committees and the number of meetings held by each committee in 2023. The Board annually reviews committee membership and proactively and periodically rotates committee chairs due to retirements or refreshing the position due to tenure.
Committee Membership

Name	Audit and Finance	Compensation	Corporate Governance and Nominating	Risk and Technology
Brian S. Charneski	Chair		✓
Jeffrey J. Deuel				✓
Trevor D. Dryer	✓			✓
Kimberly T. Ellwanger		✓	Chair
Deborah J. Gavin	✓			✓
Gail B. Giacobbe		✓		✓
Jeffrey S. Lyon	✓	Chair
Frederick B. Rivera		✓	✓
Brian L. Vance				Chair
Ann Watson		✓	✓
Number of Meetings	9	3	4	5

Audit and Finance Committee

The Audit and Finance Committee is composed of independent directors, in accordance with the requirements for companies listed on The Nasdaq Stock Market ("Nasdaq") and applicable SEC rules. Director Gavin has been designated by the Board as the “audit committee financial expert,” as defined by the SEC. In addition, Directors Charneski, Dryer, and Lyon qualify as financially sophisticated, as defined by Nasdaq. The Committee meets at least quarterly and on an as-needed basis to provide oversight relating to the Company's accounting and financial reporting standards and processes. The Committee evaluates the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm. In 2023, the Audit and Finance Committee met nine times.
Compensation Committee

The Compensation Committee is composed of independent directors, in accordance with the requirements for companies listed on Nasdaq and applicable SEC rules. The Compensation Committee meets at least three times per year and on an as-needed basis regarding the personnel, compensation, human capital management, and benefits-related matters of Heritage. In 2023, the Compensation Committee met three times.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.
Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of independent directors, in accordance with the requirements for companies listed on Nasdaq. The Committee generally meets four times per year and on an as-needed basis. The Committee is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board. Final approval of director nominees is made by the full Board, based on the recommendations of the Committee. The Committee is also responsible for oversight of our corporate governance program, including the development and administration of Heritage’s corporate governance policies, guidelines, and environmental and social practices. In addition, the Committee is responsible for overseeing Heritage's leadership structure, succession planning, Board performance, adherence to stock ownership guidelines, and strategic planning. In 2023, the Corporate Governance and Nominating Committee met four times.
Risk and Technology Committee

In May 2023, the Risk and Technology Committees merged. The Risk and Technology Committee meets at least four times per year and on an as-needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk, information security and cybersecurity risks, the regulatory component of compliance risk and emerging risks including, environmental, social and governance risks. The Company has established an Enterprise Risk Management model to manage the Company’s risks. The Committee is also responsible for oversight of the role of technology in executing the strategy and supporting the business and operational requirements. The Committee's role also includes the oversight of technology including significant technology investments and expenditures, approval of Heritage's technology strategies and policies, and management of technology risks. In 2023, the Risk and Technology Committee met five times.

CORPORATE GOVERNANCE
Heritage is committed to effective corporate governance and acts in a manner that it believes best serves the interests of the Company, its shareholders, employees and communities. The Board reviews Heritage’s policies and business strategies and advises executive management, who manages and implements Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, committee charters for each of the committees described above, Stock Ownership Guidelines and various policies, including the Code of Ethics Policy and Whistleblower Policy, to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at Heritage and in this section, we describe our key governance policies, guidelines and practices.

Board Independence	• Nine of the ten directors are independent
Board Performance	• The Board and its committees regularly assess their performance through self-evaluation with a structured follow-up process to address any concerns noted
Board Committees	• Only independent directors serve on the Audit and Finance, Corporate Governance and Nominating, and Compensation Committees
Leadership Structure	• The positions of Board Chair and CEO are separately held and we have a Lead Independent Director
Risk Oversight	• The Board is responsible for monitoring key risks
Open Communication	• We encourage open communication among our shareholders, directors and management
Stock Ownership	• Directors and the named executive officers are required to hold Company stock
• Directors are required to own stock equivalent in value to 3 times the annual cash retainer paid
• The CEO is required to own stock equivalent in value to 3 times his annual base salary and the other named executive officers are required to own stock equivalent in value to 1.5 times their annual base salaries

Accountability to Shareholders	• We elect all directors annually
• We actively engage with our largest institutional investors through a shareholder outreach process
• Directors are elected by a majority of votes cast, with plurality voting only in contested elections
Retirement Guidelines	• Directors may not stand for election after reaching age 75
Succession Planning	• The Board actively plans for director and management succession
Corporate Governance Guidelines

The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, retirement age of directors, director education, succession planning, and other important governance matters.
Majority Voting

Heritage has majority voting with plurality voting retained in a contested election. This means that in an uncontested election, the number of shares voted “for” a director nominee must exceed the number of shares voted “against” a director nominee for that nominee to be elected.
Board Leadership

The Board annually elects the Board Chair. The Chair leads the Board, presides at all Board meetings and is responsible for delivery of information to enable the Board to make informed decisions. The positions of Board Chair and CEO have been separately held since 2006. During 2019, the positions of Executive Chair and Lead Independent Director were implemented. Effective May 2020, the Executive Chair became the Board Chair and effective May 2023, the Board Chair became independent. The Lead Independent Director's role is to aid and assist the Board Chair and lead the activities of the independent directors as needed or in the absence of the Board Chair. This structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.
Process for Selecting Directors

The Corporate Governance and Nominating Committee Charter requires the Committee to follow the process below or selecting candidates for nomination as a director:

1	The Committee considers the following when selecting candidates for nomination as a director:
• business acumen and occupational experience; • integrity and reputation; • diversity; • education; • ability to work effectively in a group;
• independence and potential conflicts of interest;
• tenure on the Board;
• specialized knowledge or skills; and
• ability to commit adequate time and attention to serve as a director in light of other commitments.

2	In selecting nominees, the Committee must consider the criteria above, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members.

3	In searching for director candidates to fill vacancies on the Board, the Committee utilizes both internal and external resources to seek qualified candidates. The Committee may ask the Board members to pursue their own business contacts for the names of potential candidates and engage a director recruitment firm.

4	The Committee considers the potential pool of director candidates, selects the top candidate(s) based on the candidates’ qualifications and the Board’s needs, and conducts an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates properly recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board or a search firm, in the same manner in which the Committee would evaluate its nominees for director.
Director Independence

Our common stock is listed on the Nasdaq Global Select Market. In accordance with Nasdaq requirements, at least a majority of our directors must be independent. The Board has determined that 9 of our 10 directors are independent. Directors Charneski, Dryer, Ellwanger, Gavin, Giacobbe, Lyon, Rivera, Vance, and Watson are all independent. Jeffrey J. Deuel, who serves as our CEO, is not independent. Former Directors Eric Chan, John Clees, and Anthony Pickering were independent.
Code of Ethics

The Board has adopted a written Code of Ethics Policy that applies to our directors, officers and employees. The Code of Ethics Policy, which is reviewed annually, and which is available on our website, sets expectations for conducting our business with integrity, due skill, care and diligence, while avoiding conflicts of interest.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and Heritage Bank. On a regular basis, the Board or its various committees reviews operational and regulatory reports provided by management to assess a variety of risks such as credit risk, interest rate risk, liquidity risk, compliance risk, loan concentrations, strategic risk, cybersecurity risk, operational risk and environmental, social and governance risks. The Board delegates the oversight of risk to the following committees:

Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Risk and Technology Committee
The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Director of Internal Audit reports directly to the Committee Chair.
The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage.

The Corporate Governance and Nominating Committee ensures sound principles and practices regarding environmental, social and corporate governance. The Committee ensures the Board has qualified and diverse candidates, encourages and monitors ongoing education, and monitors the Company's strategic plan.

The Risk and Technology Committee oversees the risks inherent in our business through the Risk Appetite Statement which includes the monitoring of credit risk, market and liquidity risk, loan concentrations, information security and cybersecurity risk, operational risk, environmental, social and governance risks, and the regulatory component of compliance risk. The Committee provides oversight of technology strategies and monitors existing and potential future trends in technology strategies. The Chief Risk Officer reports directly to the Committee Chair.

Information and Cybersecurity Risk Management

The Risk and Technology Committee of the Board of Directors oversees the management of information and cybersecurity risks. Cybersecurity risks are managed through our Information and Cybersecurity Program and related polices and standards, approved by the Board of Directors. The Board’s Risk and Technology Committee directly oversees the condition of information technology and cybersecurity risk through the continuous assessment of and reporting of the measured effectiveness and adherence to the Bank’s Information and Cybersecurity Program and requirements. Risks that are identified as being untreated or having ineffective treatments are formally documented, tracked, and reported to the Risk and Technology Committee as a risk issue. Management is required to formally respond to the risk issue with appropriate remediation strategies. Remediation activities must ensure that the risk is mitigated within the Bank’s risk tolerance levels and achieves any regulatory requirements. Risk issues, remediation activities, and the status of remediation are consistently reported to the Bank’s Internal Audit Department, the Enterprise Risk Management Organization, the Bank’s COO, CEO, and the Risk and Technology Committee. Open issues require assurance once remediation is reported by management. Once the risk is effectively controlled, the Bank’s Information and Cybersecurity Risk Assessment is updated. The Information and Cybersecurity risk management program is an ongoing program that reflects the current state of the industry and current best practice at all times.

Cybersecurity Governance Principles
The Bank relies on the implementation of comprehensive policies and standards that align to the National Institute of Standards and Technology ("NIST") Cybersecurity Framework, regulatory and interagency guidelines and requirements, to ensure cybersecurity risks are reduced in the day to day operations of the Bank’s technology and operational platforms and services. The continuous risk management oversight of the treatment and adherence to the Bank’s policies, standards and processes is designed to ensure transparency to the condition of the practices and requirements operating to protect the Bank’s and its third-party service providers', technology architecture, infrastructure, systems, applications and data, to ensure the availability, integrity and confidentiality of the computing environments and the information therein.

Shareholder Engagement

The Board believes that accountability to our shareholders represents good corporate governance. To that end, we engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. We entered into our tenth annual targeted shareholder engagement by reaching out to sixteen of our largest institutional investors, which represented approximately 58% of our outstanding shares. The Board Chair, the Lead Independent Director, the Compensation Committee Chair and management participated in these conversations. They discussed with these shareholders our corporate governance practices, which included environmental and social factors, executive compensation programs, internal audit practices, and shareholder rights. The investors with whom we spoke were supportive of Heritage’s programs and practices while suggesting some enhanced disclosures. As a result, we added Board expertise and skills definitions, expanded the Board evaluations and performance process, and codified committee charters to clarify Board oversight of ESG practices.
Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any request to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such request should state the number of shares beneficially owned by the shareholder making the communication.
Annual Meeting Attendance

Directors are encouraged, but not required, to attend the annual meeting of shareholders. All of the directors attended the 2023 annual meeting of shareholders.
Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors that fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all non-director and non-employee customers, and do not involve more than the normal risk of collectability or present other unfavorable features.
Each individual loan and aggregate loans to directors, executive officers and their affiliates, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the meeting minutes. There were $6.8 million in loans outstanding to directors and executive officers as of December 31, 2023, all of which were performing in accordance with their terms.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) PRACTICES
ESG Oversight and Practices

At Heritage, we place a high priority on operating in a responsible and respectful manner and we are committed to prudent environmental, social and governance ("ESG") practices. ESG requires a multi-faceted approach as we balance a variety of priorities. We are focused on a sustainable environment, supporting our employees with competitive pay and career development while creating an inclusive and diverse corporate culture, providing effective products that have an impact for our customers, strengthening the communities and markets in which we operate, and providing accountability to our shareholders through prudent governance practices. The Board of Directors provides a holistic review of ESG practices, which includes the Audit Committee's oversight of financial reporting and adherence to SEC requirements, the Compensation Committee's oversight of compensation practices and human capital management, and the Corporate Governance and Nominating Committee's oversight of sound ESG practices.

We utilize the Sustainability Accounting Standards Board ("SASB") commercial bank framework to identify material risks and the associated management practices, and to further develop our ESG platform and disclosures. The SASB Report and the Community Investment Report, which capture a variety of our ESG and general community giving practices, are issued annually and these Reports are located on our website.
Environment and Sustainability

As a financial institution we do not have as significant of an impact on the environment as some other industries. Nevertheless, we recognize the challenges presented by climate change and the focus by many of our customers and shareholders.

Reduce, Recycle and Reuse
We demonstrate environmental responsibility in various ways, including continually reducing our carbon footprint with the consolidation of facilities. We have closed 36 branches over the past 13 years. We use green janitorial products and LED bulbs that have a longer life and use less energy, and we repurpose existing furniture whenever possible. We continually find ways to implement technology platforms which provide efficiencies and a paperless environment. We also recycle across our footprint.

Sustainable Practices
We are focused on sustainability throughout our everyday business practices, which includes a management-led Green Team Committee focused on sustainability. The Committee led the EcoChallenge which included 28 teams throughout the Bank who engaged in friendly competition by completing environmentally sustainable actions and practices. Challenges typically involve performing sustainable behaviors, such as reducing waste, conserving energy, or adopting eco-friendly lifestyle habits. The collective efforts of the EcoChallenge resulted in 9,673 actions, which contribute to a broader awareness of environmental responsibility and promotes a sense of community engagement and shared commitment. Heritage has invested in solar tax credits for a solar photovoltaic project with the capacity of three megawatts that produces clean energy, reduces greenhouse gas emissions and creates jobs. As a result, we are receiving renewable tax credits with solar production estimated at over 82 million kilowatts over fifteen years. Heritage also participates in eCycling old technology equipment to avoid sending it to landfills.

Lending Practices
At Heritage, we have limited exposure to environmentally unfriendly industries and engage in prudent practices to reduce environmental hazards in a variety of ways. We require all commercial real estate loans to have insurance for common hazards, including flood where required by law. We do not extend credit secured by real estate contaminated by hazardous substances unless the risk of doing so can be reduced to acceptable levels. We perform environmental due diligence on all commercial real estate loans that could present an environmental credit risk and real estate property collateral and borrowers are monitored during the life of the loan for changes that could increase environmental risks.
Human Capital Management

Our Culture and Our People
Heritage's success depends on the success of its people, and we are dedicated to supporting employee empowerment through robust human capital and talent management. Our strong culture built upon a clear mission and values unites employees at all levels of the Company toward a common goal enabling them to reach their full potential.

Diversity, Equity, and Inclusion ("DEI")
We recognize and appreciate the importance of creating an environment where all employees feel valued, included, and empowered to do their best work. Recognizing the unique perspectives each employee brings, we value their contributions to making us the leading commercial community bank in the Pacific Northwest.

To advance DEI, we have a comprehensive plan, a DEI Officer certified by the National Diversity Council ("NDC"), and a dedicated Diversity Council. The Diversity Council is comprised of diverse employees collaborating closely with senior leaders, to ensure DEI initiatives align with our strategic goals. Both our Chief Executive Officer and Executive Vice President Chief Human Resources Officer serve as executive sponsors to the Diversity Council. The Diversity Council plays a crucial role in supporting organizational change and prioritizing diversity, equity, and inclusion.

Our executive management team and Board of Directors have undergone instructor-led, customized DEI training. All employees receive ongoing diversity training. In 2023, the NDC recognized our community outreach and corporate social responsibility efforts, rating us among the best companies for diversity.

The objectives of the Company's DEI plan include:

•Workforce Diversity: Recruit from a diverse, qualified group of potential applicants to secure a high-performing workforce drawn from all segments of the communities we serve.
•Workplace Inclusion: Promote a culture that encourages collaboration, flexibility and fairness to enable individuals to contribute to their full potential.
•Sustainability: Develop structures and strategies to equip leaders with the ability to manage diversity, be accountable, measure results, refine approaches on the basis of such data and foster a culture of inclusion.

In 2023, we strengthened the integration of DEI goals into our hiring practices. Our recruiting team achieved certification as "Diversity and Inclusion Recruiters" after completing the Advanced Internet Recruitment Strategies ("AIRS") program. We also introduced "Interview and Selection" training during 2023 to address and mitigate unconscious bias in hiring decisions. This initiative resulted in enhanced diversity representation across the organization, with 37% of new hires in 2023 coming from Underrepresented Minority Groups, compared to 31% in 2022.

Additionally, the Company retained an external consultant in 2023 to provide inclusive leadership training to its managers. This training offers insights into diversity, inclusion, and identity and has been incorporated into the mandatory training for new managers. All employees receive quarterly “Inclusion Insights” training and "Lunch & Learn" sessions are open to all, encouraging ongoing discussions on these important topics.

Demographics
As of December 31, 2023, Heritage employed 764 full-time and 35 part-time employees across Washington, Oregon, and Idaho. Heritage also had six employees who were working remotely in other states. No employees are represented by a collective bargaining agreement. During 2023, we hired 145 regular full-time and part-time employees. Voluntary workforce turnover (rolling 12-month attrition) was 16.6%, compared to 19.4% in 2022. Our average overall tenure was 7.1 years. The average tenure of management was 9.9 years.

The following tables illustrate workforce demographics by job group (Note: “Director” refers to director-level management positions within the organization, not the Board of Directors) as of December 31, 2023:

Organizational Level	Female	Male
Individual Contributor	70.13%	29.87%
Manager	75.00%	25.00%
Director	50.00%	50.00%
Executive	22.22%	77.78%
Total Workforce	69.94%	30.06%

Organizational Level	Underrepresented Groups	White
Individual Contributor	28.69%	71.31%
Manager	23.26%	76.74%
Director	7.14%	92.86%
Executive	—%	100.00%
Total Workforce	26.46%	73.54%

Communication and Listening
Heritage strives to maintain an environment of open communication facilitating access to senior management, through initiatives like quarterly virtual “All Banker Calls,” monthly virtual updates for Bank leaders, orientation sessions led by the Chief Executive Officer and the President and Chief Operating Officer for new hires. To further enhance our “listening culture,” we utilize a survey platform to allow employees to share feedback directly with leadership, including an annual employee engagement survey and periodic pulse surveys. Survey results, shared with employees, executive leadership and the Board, guide actions at both the corporate and department levels. In recognition of our commitment to employee engagement, Heritage earned a spot among the top 100 Best Places to Work in Washington and Oregon by the Puget Sound and Portland Business Journals based on the 2023 employee engagement survey.

Our commitment to open communication extends to providing employees with avenues for confidential and anonymous reporting. We offer a whistleblower hotline/website, enabling employees to report financial and workplace concerns to key leadership, including the Board Chair, Audit Committee Chair, Chief Executive Officer, Chief Operations Officer, Chief Risk Officer and Chief Human Resources Officer. Additionally, the Heritage intranet hosts an "Idea Bank," allowing employees to submit new ideas or recommendations directly to executive management.

Talent Development and Succession
Developing employees for future growth and professional development is a vital corporate activity crucial to our long-term success. Heritage views its employees as its most important assets, which makes training and professional development a worthy investment. We offer an array of learning opportunities through virtual and in-house courses via “Heritage Bank University." Additionally, we sponsor courses from external providers such as Blanchard, Risk Management Association, Archbright, Jennifer Brown Consulting, Washington Bankers Association, Oregon Bankers Association, and the Pacific Coast Banking School.

We offer situational leadership training for leaders that focuses on communication and employee engagement and endorse coaching using the tools from this program. All employees are required to complete an extensive series of quarterly digital training courses focused on bank regulatory compliance, ethics, workplace safety, security, fraud awareness and prevention and other interpersonal or leadership topics. An interactive leadership roadmap is available to assist future leaders in their career development. Heritage Bank University has been recognized as a "Champion of Learning" by The Association for Talent Development for its commitment to employee learning.

In 2023, Heritage launched an online succession planning tool to further identify next-generation leaders and establish development plans for these individuals. Over time, we expect this process to increase generational representation across all levels, including leadership positions. As of December 31, 2023, Heritage’s generational representation consisted of 20% Baby Boomers (born between 1946 and 1964), 39% Gen X-ers (born between 1965 and 1980), 33% Millennials (born between 1981 and 1996), and 8% Gen Z-ers (born between 1997 and 2012). Management and the Board review leadership succession annually.

Recognition and Appreciation
We host "Celebrate Great," an active internal peer recognition platform enabling managers and employees to express appreciation and recognize their co-workers and teams. Throughout 2023, more than 6,000 e-cards were posted on Celebrate Great with 44 individuals or teams receiving "Bravo" awards, and seven employees receiving "Standing Ovation" awards for their exceptional work. We celebrate our employees achieving milestone anniversaries or upon retirement with a personalized yearbook and special gift.

Additionally, Heritage celebrates “Banker Appreciation Days” each spring and fall, featuring prizes, games, employee recognition, and in-person events hosted by executive management. In 2023, approximately 80% of staff, totaling over 600 employees, attended one of twenty-one in-person events with executives.

Compensation, Benefits and Pay Equity
Offering competitive compensation and benefit programs is critical to attracting and retaining top talent in our highly competitive market areas. Employees are generally eligible for a base pay review at least once a year or upon promotion or transfer. Our hiring practices prioritize pay transparency with job postings disclosing the pay range minimum and maximum, as well as the benefits package, and we refrain from requesting salary history from job applicants. We collaborate with a third-party consultant annually to evaluate hiring, promotion, and other pay practices to ensure continued equity and fairness.

Incentive plan goals and results are aligned with strategic Company objectives and are approved by the Board Compensation Committee. Further alignment is achieved by having similar corporate performance metrics cascade through most executive, management, and employee annual incentive plans.

Employees working a minimum of 20 hours per week are eligible for most benefit plans, including a 401(k) Plan with an employer matching contribution, medical, dental and vision insurance, life and long-term disability insurance, public transit passes, paid parking, and paid time off. Further, full-time employees enjoy up to 11 paid holidays each year and receive an annual floating holiday to be used at their discretion. Employees also accrue up to 12 days of paid sick time per year for personal use or to care for a family member. Both full-time and part-time employees accrue vacation time ranging from two and five weeks, dependent on factors such as position and tenure.

Employee Wellness and Wellbeing
Our corporate culture places a strong emphasis on the wellbeing of our employees, recognizing its pivotal role in cultivating a vibrant and productive workforce. To support holistic wellbeing, we offer a range of resources.

Through our Employee Assistance Program, employees receive counseling and referral services to address challenges both at work and at home. This includes mental health counseling, financial planning, basic legal advice, and dependent/elder care referrals, all at no cost to them or their household members. Additional wellness benefits are available through the Bank’s medical insurance plans. Moreover, enrolled members can take advantage of mental health apps, weight loss and fitness programs, smoking cessation programs, and various online resources, all provided at no extra cost.

To alleviate workplace stress and burnout, Heritage hosts a “no meetings week” at the start of each quarter. This dedicated time allows managers and employees to engage in purposeful planning, to “catch-up” on tasks, and reduce stress. By incorporating these breaks, employees can participate in strategic planning, creative thinking, and collaborative efforts without the constraints of scheduled meetings, ultimately contributing to a more innovative and healthier work environment.
Our Customers

Heritage strives to improve our communities by driving positive economic growth for businesses and individuals of all income levels. Ensuring the privacy and security of customer information is an ongoing priority. We demonstrate our commitment to our customers and the communities by offering an array of loan products, deposit accounts and service options to meet a diverse range of banking needs, including, but not limited to, the following products: digital banking services that are secure, cost effective and sustainable; deposit products such as Fresh Start Checking provides our customers the opportunity to reestablish a positive checking account history; and flexible small business lending options.

Heritage offers community development loans, investments, and grants with a focus on affordable housing and community services. We work with multiple stakeholders to maximize lending and tax credits to construct multi-family housing and wellness facilities for those most in need, such as struggling families, homeless youths, elders, disabled persons and veterans. The Heritage Bank Community Development Entity, LLC is focused on economic development, revitalization, and stabilization which targets investments in low-income communities through a subsidized loan fund. We also partner with the SBA for higher dollar small business lending and offer the Main Street Tax Credit Program for lending in Opportunity Zones.
Our Community

Our Community Mission
We have developed Heritage Helps, a community investment and giving program. Heritage is committed to improving our communities by providing positive impact in the areas of:

• business and economic development • education and youth development • environmental stewardship • health and human services • social equity
Heritage Helps has been an integral part of our values. Community investment is one of the four pillars of our corporate mission statement and is about creating hope and opportunity so our local communities can continue to thrive. As we have grown our contributions, we have better defined our charitable goals to drive positive impact in the four areas of our community mission. Our collective effort ensures the communities in which we live and serve remain resilient, sustainable and viable. We actively encourage and empower our employees to volunteer and serve as community leaders as we believe such efforts elevate our philanthropic efforts and social responsibility throughout our region. By working together, we create sustainable solutions that will continue to change and improve our communities.

Giving Efforts	Volunteer Hours	Matching Program
Heritage invested in a diverse group of nonprofits within the communities we serve. Heritage contributed $1.47 million in 2023 and $12.6 million over the past 13 years.
In 2023, Heritage employees volunteered 6,634 hours through the Volunteers Program where employees are paid eight hours annually for volunteer hours served.
During the 2023 Volunteer Day, Heritage employees volunteered 1,770 hours with 50 organizations.
Heritage matches each employee's donation dollar-for-dollar to the employee's community organization of choice, up to $100 annually. In 2023, Heritage matched donations were $46,095.

2023 Corporate Giving - Total $1.47 Million

DIRECTOR COMPENSATION
The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2023, with the exception of Jeffrey J. Deuel, who is the CEO of Heritage and does not receive compensation for his board service. Compensation received by Mr. Deuel for serving as Heritage's CEO in 2023 is included in the section below entitled “Executive Compensation.” Heritage's directors do not receive any additional fees for serving as directors of Heritage Bank.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation	Total ($)
Eric K. Chan (2)	46,750	50,000	—	96,750
Brian S. Charneski	79,256	50,000	—	129,256
John A. Clees (3)	14,500	—	—	14,500
Trevor D. Dryer	46,750	50,000	—	96,750
Kimberly T. Ellwanger	59,250	50,000	—	109,250
Deborah J. Gavin	51,750	50,000	—	101,750
Gail B. Giacobbe	46,750	50,000	—	96,750
Jeffrey S. Lyon	51,750	50,000	—	101,750
Anthony B. Pickering (3)	14,500	—	—	14,500
Frederick B. Rivera	46,750	50,000	—	96,750
Brian L. Vance	113,000	50,000	—	163,000
Ann Watson	51,750	50,000	—	101,750
(1) The amounts in the "Stock Awards" column reflect aggregate grant date fair value of restricted stock unit awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2023. Outstanding awards are discussed in the section below titled “Equity Compensation.”
(2)    Resigned on February 6, 2024 and as a result the stock awards Mr. Chan received in 2023 were forfeited.
(3)    Retired on May 1, 2023.
2023 Director Compensation Highlights

Effective July 1, 2023, the annual director cash retainer increased $6,500 to $50,000 and the Lead Independent Director's annual cash retainer increased $5,000 to $20,000. The Risk and Technology Committee Chair fee increased $2,500 to $12,500 and all other committee Chair fees remained the same. Equity compensation increased $6,500 to $50,000, with such increased equity compensation granted on June 21, 2023. Mr. Deuel did not receive any cash or equity compensation for service as a director or Board committee member.
Cash Compensation

For 2023, each non-employee director was paid an annual cash retainer of $46,750 for service as a director. The Board Chair, Mr. Vance, also received an additional annual cash retainer of $60,000. Mr. Charneski, as the Lead Independent Director, received an additional annual cash retainer of $20,000. The Audit and Finance Committee Chair was paid an additional annual cash retainer of $15,000. The Chairs of the Compensation and Corporate Governance and Nominating Committees were paid an additional annual cash retainer of $10,000. The Risk and Technology Committee Chair was paid an additional annual cash retainer of $12,500. No additional per meeting attendance fees are paid. During 2023, each director with vested restricted stock units earned $1,157 in cash dividend equivalents.
Equity Compensation

On June 21, 2023, each non-employee director was provided 3,023 restricted stock units with a grant date fair value of $16.54 per share and total target value of $50,000, and the restricted stock units vest on May 1, 2024. As of December 31, 2023, Directors Chan, Charneski, Dryer, Ellwanger, Gavin, Giacobbe, Lyon, Rivera, Vance, and Watson each held 3,023 unvested restricted stock units.

As of December 31, 2023, the non-employee directors did not have any unexercised stock options.
Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for its non-employee directors. These guidelines were established to promote a long-term perspective and to align directors' interests with those of Heritage's shareholders. Under the guidelines for non-employee directors, each director is expected to have equity ownership with a value of not less than three times his or her annual cash retainer. The guidelines require directors to retain not less than 50% of shares received (on a net after tax basis) until the director satisfies the ownership requirements. If the director fails to satisfy the ownership requirement, 25% of their annual cash director fees will instead be paid in Heritage shares. The guidelines provide the directors with three years to reach the required ownership level. As of December 31, 2023, all directors were in compliance with the guidelines. Information about ownership guidelines for our named executive officers can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding proposal to approve the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s named executive officers as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:
RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2024 annual meeting of shareholders.
This vote will not be binding on our Board of Directors or Compensation Committee and will not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty of the Board. The Compensation Committee and the Board will consider the outcome of the vote when determining future executive compensation arrangements.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the executive compensation for 2023 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach.
The Committee regularly reviews our officer compensation strategies, policies and programs in an effort to ensure the program continues to meet its objectives. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•Pay for Performance—A significant portion of our named executive officers’ compensation is tied to performance with clearly articulated financial goals.
•Annual Compensation Risk Assessment—We have an established process in place whereby we regularly analyze risks related to our compensation programs, and we annually conduct a broad risk assessment.
•Key Performance Metrics—Objective performance metrics are established to determine annual incentive compensation.

•Clawback Policy—Our policy requires recovery of certain performance-based cash and equity incentive compensation in the event of a financial restatement.
•Performance-vesting Equity Grants—50% of our named executive officer equity grants vest based on the attainment of objective performance metrics relative to a pre-determined peer group.
•Stock Ownership Policy—Directors and officers are required to own Heritage common stock having a value of at least the following amounts: 3 times the annual cash retainer for our non-employee directors, 3 times the annual base salary for our CEO and 1.5 times the annual base salary for our remaining named executive officers.
•Independent Compensation Consultant—The Compensation Committee retains an independent consultant to obtain advice on executive compensation matters.
Each of the above factors is discussed more fully in the Compensation Discussion and Analysis below.
The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.
COMPENSATION DISCUSSION AND ANALYSIS
In this section, we discuss our executive compensation philosophy and programs. The “Committee” refers to the Compensation Committee in this Compensation Discussion and Analysis. Following this discussion, we disclose the compensation of our named executive officers (“NEOs”) in the Summary Compensation Table and other compensation tables. The following individuals are our NEOs for 2023:

NEO	Title
Jeffrey J. Deuel	President and Chief Executive Officer of Heritage Financial Corporation
Bryan D. McDonald	President and Chief Operating Officer of Heritage Bank
Donald J. Hinson	Executive Vice President and Chief Financial Officer
Tony W. Chalfant	Executive Vice President and Chief Credit Officer
Matthew T. Ray	Executive Vice President and Chief Lending Officer
Company Summary

Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, headquartered in Olympia, Washington. Heritage Bank was founded in 1927 with the belief that when banks and neighbors work together, great communities grow stronger. Heritage Bank offers financial solutions to its customers with a branch network of 50 locations in Oregon, Idaho, and Washington. Heritage is committed to being the leading commercial community bank in the Pacific Northwest by continuously improving customer satisfaction, employee empowerment, community investment and shareholder value.
2023 Business Highlights

2023 was a difficult year in the banking industry due to rising interest rates, a broader contraction in market liquidity, and increased reliance on wholesale funding due to competition for deposits, which negatively impacted net interest margins. During the first quarter of 2023, the banking industry experienced significant challenges resulting in a series of bank failures. Heritage was not immune to decreased deposits with higher cost of deposits due to customers seeking higher interest rates and moving balances to higher yielding investments. At Heritage, we grew total assets and loans, and restructured the balance sheet by reinvesting in higher yielding investments. As a result of the balance sheet restructure, the 2023 pre-tax net income was reduced by a $12.2 million loss on sale of securities. Heritage managed noninterest expenses by reducing full-time equivalent (FTE) employees, closing the mortgage business line and revisiting the organization's staffing structure. Additionally, management renegotiated a core systems contract which will reduce costs in future years. Management continues to closely monitor credit quality, which resulted in annual 2023 net recoveries on loans to average loans of 0.01%. Heritage remains focused on balance sheet management, improving operational efficiencies, reducing expenses, maintaining sound credit quality, and proactively managing capital.

Financial summary results are shown below:

Performance Metric	At or for the Year Ended December 31, 2023	At or for the Year Ended December 31, 2022	% Change
Total Assets	$7.17 billion	$6.98 billion	2.7%
Net Income	$61.8 million	$81.9 million	(24.5)%
Diluted Earnings per Share	$1.75	$2.31	(24.2)%
Total Loans, Net	$4.29 billion	$4.00 billion	7.3%
Total Deposits	$5.60 billion	$5.92 billion	(5.7)%
Overhead Ratio	2.33% (1)	2.06%	13.1%
Dividends Paid	$0.88	$0.84	4.8%
(1) "Overhead Ratio" equals Heritage's non-interest expense divided by its average assets. Note that for incentive plan purposes, the Committee exercised discretion by making a one-time adjustment to account for a one-time $1.5 million contract negotiation fee, which resulted in an adjusted overhead ratio of 2.31% compared to the 2.33% shown in the table above.
2023 Executive Compensation Highlights

During 2023, the Committee acted in accordance with Heritage’s compensation philosophy and provided our NEOs compensation aligned with Heritage’s financial performance and each NEO's individual performance. Compensation was commensurate with market comparisons and the Committee continued to consider shareholder value and prudent risk management.

•Base Salary: The NEOs received merit increases ranging from 5% to 10% to improve their competitive pay positioning relative to the market.
•Annual Incentive Compensation: Annual cash incentives ranged from 30.7% to 41.0% of 2023 base salary earned based on the performance relative to predetermined objective performance metrics. The performance metrics changed during 2023 and more emphasis was placed on diluted earnings per share compared to 2022 when loan growth was included as a performance metric.
•Long-Term Incentive Compensation:
◦Equity incentive awards ranged from 60% of salary for the CEO and 35% to 45% of salary for the remaining NEOs.
◦50% of the target equity incentive awards for our NEOs, with the exception of Mr. Ray, are performance-based, earned according to cumulative results over a three-year performance period, and 50% are subject to three-year ratable service-based vesting. Mr. Ray did not participate in this incentive structure during 2023. He received a one-time equity grant of time-based restricted stock units with a grant date fair value of $150,025 vesting over three years in recognition of his promotion to Executive Vice President and Chief Lending Officer.
◦Performance stock units for the performance period 2021 through 2023, measured by three-year total shareholder return and return on average assets, performed at 0% and 80% of target, respectively.
◦Performance-based deferred compensation contributions ranged from $108,838 to $231,525, or 175% of target, based on actual performance relative to predetermined objective performance metrics for 2022. Mr. Ray does not participate in the deferred compensation plan.
2023 Say-on-Pay Results and Shareholder Outreach

At the 2023 annual meeting of shareholders, more than 96% of the shares present and entitled to vote voted to approve the compensation of our NEOs, as disclosed in the Proxy Statement. Management, the Board, and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee considered the results of the non-binding advisory vote as one of many factors in making 2023 compensation decisions and will continue to do so as we review our compensation program and practices to ensure they continue to support our business strategy and align with shareholders' interests. The Committee believes that these votes reflect our shareholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. We value our shareholders’ feedback and, as a result, entered into our tenth annual shareholder outreach program during 2023. We requested feedback from 16 of our largest institutional shareholders to further understand what, if any, concerns they may have with our compensation, environmental, social and governance programs as well as internal audit practices and Board structure. The feedback we obtained from our shareholders during this outreach was very positive and supported these practices.
Best Practice Features

Embedded in our overall compensation program are additional features that align the interests of our executives with those of our shareholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Strongly emphasize variable performance-based pay	✓	No excessive perquisites
✓	Adhere to stock ownership guidelines	✓	No stock option repricing, reloads, or exchanges without shareholder approval
✓	Enforce clawback provisions	✓	No tax gross-ups
✓	Annually assess incentive compensation risks	✓	No hedging of Heritage common stock
✓	Engage independent compensation consultants	✓	No single trigger for accelerated vesting of service-based awards
✓	Actively reach out to our institutional shareholders	✓	No heavy weighting of fixed compensation
✓	Eliminate annual bonus if Tier I Leverage ratio is below 8%
2023 Key Performance Metrics

The graphs below capture the key performance metrics in our incentive plans and reflect actual performance. The overhead ratio, the net charge offs (recoveries), and diluted earnings per share impact the short and long-term incentive payments. The 2022 and 2021 performance metrics are provided to demonstrate trends and were not used in measuring the 2023 performance for the NEOs.

* Total shareholder return is for a trailing 36-month period. Metric utilized relative to peers for long term incentives.	** Non-interest expense divided by average assets.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides clear guidelines for establishing and managing all elements of compensation. The philosophy is to target total executive compensation at market competitive levels to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy considers factors, such as internal pay equity and the experience, tenure and scope of responsibility of each of our NEOs. Officer compensation is weighted in favor of Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link a meaningful portion of compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•Employer of Choice—We view compensation as a key factor to being an employer of choice in our markets. We believe that competitive compensation and benefits allow us to attract and retain well-qualified, key employees who are critical to our long-term success.
•Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance that contributes to creating shareholder value.
•Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently assessing and managing any risks created by these programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.
•Flexibility—We recognize that the market for key talent requires flexibility in compensation design in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.
Role of the Compensation Committee

The Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:
•review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;
•review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans, as necessary or advisable;

•review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the NEOs;
•review and approve the corporate goals and objectives for the NEOs annually;
•review and recommend to the Board for approval any changes to director compensation, including fees, benefits and equity compensation grants;
•review the results of all shareholder advisory votes regarding executive compensation and consider whether to implement any changes as a result of the advisory votes;
•review and evaluate risks posed to Heritage by the design and administration of various compensation programs and ensure appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;
•approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information;
•review and discuss the Compensation Discussion and Analysis with management; and
•review our policies regarding tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

In order to fulfill these responsibilities, the Committee’s charter provides it the authority and adequate funding to retain and terminate any third-party advisors for the purpose of evaluating the compensation programs for, and performance of, Heritage’s directors, CEO and other senior executive officers.
Role of Management in Compensation Committee Deliberations

The Committee frequently requests that the CEO and other members of senior management be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding the NEOs' compensation. The Committee may discuss the CEO's compensation with him, but final deliberations and all votes regarding NEO compensation are made in executive sessions with independent directors and without the CEO and other members of management present. The Committee also reviews input from the independent compensation consultant and/or legal counsel when making decisions regarding the compensation of the CEO and the other NEOs.
Compensation Consultants and Advisors

The Committee utilizes the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm. Pearl Meyer provides assistance and advice related to a variety of Committee responsibilities on an as-needed basis, such as review of incentive plans, review of compensation philosophy and strategy, evaluation of compensation-related proposals from management, and ongoing Committee education on compensation topics. Pearl Meyer does not perform any services for the Company other than those directed by the Committee. After the Committee’s review of applicable rules for independence, the Committee determined that Pearl Meyer is independent. Pearl Meyer reports directly to the Committee.

The Committee has the authority to retain, at Heritage’s expense, legal counsel and other advisors, on an as-needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the Nasdaq listing standards.
Use of Competitive Data

The Committee reviews its peer group every two years and engaged Pearl Meyer in 2023 to update the peer group companies and competitive compensation study. The Committee used the results in making pay decisions for 2023.

During 2023, the Committee approved a peer group based, generally, on the following criteria:
•commercial banks located in the U.S. and publicly-traded financial institutions;
•asset size range of 0.5 to 2.0 times Heritage;
•operating revenue of 0.5 to 2.0 times Heritage;
•market capitalization range of 0.5 to 2.0 times Heritage;
•consider banks throughout the U.S. but give priority to Western U.S. banks; and
•comparable business model.
The resulting benchmarking peer group consisted of the following 20 companies:

Peer Banks
Amerant Bancorp Inc.	Heritage Commerce Corp.	S&T Bancorp, Inc.
Banc of California, Inc.	Lakeland Financial Corporation	1st Source Corporation
Bank of Marin Bancorp	Mercantile Bank Corporation	Stock Yards Bancorp, Inc.
Byline Bancorp, Inc.	Old Second Bancorp, Inc.	TriCo Bancshares
Enterprise Financial Services Corp.	Origin Bancorp, Inc.	Univest Financial Corporation
Premier Financial Corp.	Seacoast Banking Corporation of Florida	Veritex Holdings, Inc.
First Mid Bancshares, Inc.	Southside Bancshares, Inc.
The following summary data for the benchmarking peer group was obtained from S&P Global's database as of December 31, 2023.

Percentile	Market Capitalization ($ in millions)	Total Assets ($ in thousands)
25th Percentile	$825.79	$8,071,881
50th Percentile	$1,066.63	$9,133,359
75th Percentile	$1,449.69	$10,217,209
Heritage Financial Corporation	$746.64	$7,174,957
Heritage Financial Corporation Percent Rank	18%	13%
Performance-Based Equity Peer Group

The Committee has developed a performance peer group solely for determining payouts under our performance-based equity awards, which measure our performance relative to that of the performance peer group. The composition of the performance peer group is established by the Committee at the beginning of each performance cycle and generally consists of all U.S. commercial banks (or their holding companies) traded on a major exchange with total assets at the beginning of the performance period between one-half and twice the total assets of Heritage. The Committee uses a different, larger peer group for the performance-based equity grants to our NEOs to mitigate the impact of one or more companies exiting the peer group due to acquisitions or mergers during the three-year performance period. See the "2023 Equity Award Determinations" section below for a description of performance-based equity granted to the NEOs in 2023.

Components of Compensation

Component	Key Characteristics	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted when appropriate.	Intended to compensate an executive officer appropriately for the responsibility level of the position held as well as be competitive within the banking industry.
Cash Incentives	Annual incentives, variable compensation component.	Intended to motivate and reward executives for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to pre-established goals.
Equity-Based Compensation	Long-term incentives, variable compensation component, typically granted annually. Equity is awarded with 50% performance vesting and 50% service vesting.	Intended to motivate executives to achieve our business objectives by tying incentives to long-term performance. The stock ownership aligns executive and shareholder interests and serves as a retention tool.
Deferred Compensation	Long-term incentives, variable compensation component— performance-based award opportunity, typically granted annually.	Intended to provide a retirement planning mechanism while motivating executives to achieve our business objectives by tying Company contributions to long-term performance.
Post-Employment Compensation	Fixed compensation component.	Intended to provide temporary severance income following an executive’s involuntary termination of employment and to retain senior executives in a competitive marketplace.
Target Pay Mix

Target pay mix represents the relative value of each of the primary compensation components as a percentage of total compensation. We seek to compensate our executives through an appropriate balance of fixed and performance-based pay, as well as short- and long-term pay. The graphs below represent the target pay mixes resulting from the compensation components provided by Heritage in 2023 pursuant to the NEO employment agreements. Mr. Deuel, our CEO, and other NEOs have significant variable pay at risk, with their annual incentive bonus, 50% of their target equity award and their deferred compensation opportunity subject to pre-established performance goals. In total, 2023 performance-based pay represented 57% of target total compensation for the CEO and 48% of target total compensation for the other NEOs.

CEO	Other NEOs

Base Salary

Salary levels are designed to be competitive within the banking industry and are based on the experience, tenure, performance and responsibility of each executive. We periodically engage compensation consultants to provide us with compensation benchmark studies and the compensation consultants utilize multiple compensation surveys and peer group comparisons to ensure that executive compensation is appropriate in comparison to competitors of a similar size or within our market areas. The Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the NEOs' performance and the prior year performance of Heritage and its subsidiaries, as well as the availability of current proxy information for members of our peer group. Base salaries may be adjusted at other times during the year to accommodate for promotions or added responsibilities.
Salary Adjustments Made in 2023

The NEOs received merit increases ranging from 5% to 10% to improve their competitive pay positioning relative to the market. The base salaries for 2023 and 2022 were as follows:

Name	2022 Base Salary ($) (effective July 1, 2022)	2023 Base Salary ($) (effective July 1, 2023)	Year over Year % Change
Jeffrey J. Deuel	661,500	711,113	7.5%
Bryan D. McDonald	420,365	451,892	7.5%
Donald J. Hinson	360,381	396,420	10.0%
Tony B. Chalfant	310,967	334,289	7.5%
Matthew T. Ray	287,157	301,515	5.0%
Annual Cash Incentives

We use annual cash incentives under our Management Incentive Plan ("MIP") to focus attention on annual strategic priorities and encourage achievement of short-term corporate objectives. The objectives of the MIP are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The MIP’s design incorporates annual incentive awards that are linked to the achievement of pre-defined performance goals with targets and maximum percentages determined by roles and responsibilities. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on actual financial and individual performance results and then recommended by management to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations.

The Committee approves the funding for the MIP based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expected performance level. No payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in a proration of the annual cash incentive payout. Each NEO has a scorecard with performance results. The 2023 MIP provided that no bonus payments would be paid from the plan should the corporate Tier 1 Leverage Ratio drop below 8% as of December 31, 2023. The Committee reserves the right, in its sole discretion, to adjust incentive payouts when extraordinary circumstances occur during the performance period. For the 2023 performance period, the Committee exercised discretion by making a one-time adjustment to account for a $1.5 million contract negotiation fee, which resulted in an adjusted overhead ratio of 2.31% compared to the 2.33% unadjusted overhead ratio.

Annual Cash Incentive Performance Goals

For 2023, the Committee approved the following corporate performance goals for our NEOs:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2023 Performance
Diluted Earnings per Share	40% (1)	$2.29	$2.69	$3.09	$1.75
Net Charge Offs (Recoveries)/Average Loans	20% (2)	0.12%	0.07%	0.02%	(0.01)%
Overhead Ratio	40% (3)	2.50%	2.40%	2.25%	2.33%(4)
(1)For Mr. Chalfant, the Diluted Earnings per Share weighting was 35%.
(2)For Mr. Chalfant, the Net Charge Offs (Recoveries)/Average Loans weighting was 30%.
(3)For Mr. Chalfant, the Overhead Ratio weighting was 35%.
(4)The Committee exercised discretion by making a one-time adjustment to account for a $1.5 million contract negotiation fee, which resulted in an adjusted overhead ratio of 2.31% compared to the 2.33% unadjusted overhead ratio in the table above.
2023 Annual Cash Incentive Award Determinations

The 2023 cash incentive awards and resulting payouts for our NEOs were as follows:

Name	Target Opportunity as % of Base Salary (effective 1/1/23)	Annual Cash Incentive Received as a % of 2023 Base Salary Earned	Annual Cash Incentive Award Payout ($)
Jeffrey J. Deuel	50%	41.0%	$281,386
Bryan D. McDonald	45%	36.9%	$160,931
Donald J. Hinson	40%	32.8%	$124,115
Tony W. Chalfant	40%	36.2%	$116,791
Matthew T. Ray	35%	30.7%	$86,535
Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with those of our shareholders in the creation of long-term shareholder value, and to assist in the retention of key executives. Equity awards are granted using a mix of service-based and performance-based vesting awards. Performance-based awards are linked to the achievement of pre-defined performance goals relative to a pre-defined peer group. The Committee reviews and approves or disapproves the equity-based compensation recommendations from management, and the equity-based compensation awards are ultimately discretionary.

The Heritage Financial Corporation 2023 Omnibus Equity Plan allows for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, restricted performance stock, unrestricted stock and performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Heritage provides the NEOs with target award opportunities expressed as a percentage of salary, as described in the table below. Each NEO's target opportunity is based upon factors such as the executive's role and scope of responsibilities. If an NEO did not meet the performance goals under the MIP for the prior year, the officer may also receive a reduced equity award or no award. Additionally, each NEO is required to maintain a satisfactory performance rating to receive an equity award. The Committee also may make discretionary grants of equity awards, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment and development of new officers.
2023 Equity Award Determinations

In February 2023, our NEOs were granted restricted stock units based on target percentages of their respective January 1, 2023 base salaries as outlined in the table below. For our NEOs, except for Mr. Ray, 50% of the target award is subject to three-year ratable service-based vesting and 50% of the target award may be earned based on cumulative performance over the three-year period of January 1, 2023 through December 31, 2025. The performance metrics selected by the Committee for the performance-based awards were return on average tangible common equity and three-year total shareholder return, in each case, relative to the Bank's performance-based peer group. The Committee chose this mix to strengthen the pay-for-performance feature while preserving the retention benefit of the awards.

The following table contains the target opportunity, expressed as a percentage of base salary, for each of our NEOs, as well as their actual 2023 awards.

Name	Target Opportunity as % of Eligible Salary	Equity Awards Granted ($ Value)	50% in Target Performance Stock Units	50% in Restricted Stock Units
Jeffrey J. Deuel	60%	$396,900	7,018	7,017
Bryan D. McDonald	45%	$189,164	3,345	3,344
Donald J. Hinson	40%	$144,152	2,549	2,549
Tony W. Chalfant	40%	$124,387	2,200	2,199
Matthew T. Ray (1)	35%	$206,189	—	7,291
(1)    Mr. Ray did not participate in the 2023 performance share program. Mr. Ray's 2023 equity awards included a one-time promotion grant of restricted stock units, with a grant date value of $150,025 which vest ratably over 10 years and the 2022 performance grant of restricted stock units, with a grant date fair value of $56,164, which vest ratably over three years. The 2022 performance metrics were weighted as follows: 33% New Loan Production, 10% Loan Fees, 17% New Deposit Accounts, 10% Credit Quality, 10% Overhead Ratio, 10% Diluted Earnings per Share, and 10% Loan Growth.

The performance metrics for the performance awards granted in 2023 are as follows:

Corporate Goal	Weighting	Threshold	Target	Maximum
Return on Average Tangible Common Equity	50%	25th Percentile	50th Percentile	75th Percentile
Three-Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile
Payout Opportunity as a % of Target (1)		0%	100%	150%
(1)    The incremental vesting for each percentile point between threshold and target is 4%, and the incremental vesting between target and maximum is 2%.
2021 Performance Share Award Payout

Performance shares granted in 2021 were subject to performance vesting conditions tied to the Company's return on average assets and three-year total shareholder return relative to a defined peer group of banks, in each case, over the period from January 1, 2021 through December 31, 2023. In February 2024, the Committee reviewed the Company's actual performance against the defined peer group of banks to determine the payout. A summary of the Company's performance as measured against the goals, and the resulting payout, is set forth below.

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance	% of Target Payout
Return on Average Assets	50%	25th Percentile	50th Percentile	75th Percentile	45th Percentile	80%
Three-Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile	17th Percentile	0%

Based on the performance results, our NEOs received a payout of 40% of the target number of shares granted, resulting in our NEOs vesting in the following number of shares:

Name	Target 2021 Performance Shares Granted	Number of Shares Earned	% of Target
Jeffrey J. Deuel	6,635	2,654	40%
Bryan D. McDonald	2,591	1,037	40%
Donald J. Hinson	1,960	784	40%
Tony W. Chalfant	1,643	658	40%

Mr. Ray did not participate in the 2021 performance share program.

Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for its NEOs. These guidelines were established to promote a long-term perspective in managing Heritage and to align the interests of our NEOs with those of Heritage's shareholders. Under the guidelines, our NEOs are expected to have equity ownership with a value of not less than three times the base salary for our CEO and one and a half times the base salary for our other NEOs. The guidelines require each NEO to retain not less than 50% of shares received (on a net after tax basis) until the NEO satisfies the ownership requirements. If an NEO fails to satisfy the ownership requirement, 25% of the NEOs' annual cash incentive bonus will instead be paid in Heritage shares. The guidelines provide the NEOs with five years to reach the required ownership level. As of December 31, 2023, all NEOs were in compliance with the guidelines. Information about ownership guidelines for our non-employee directors can be found in the “Director Compensation” section of this Proxy Statement.
Retirement Benefits

401(k) Plan: We maintain the Heritage Financial Corporation 401(k) Plan Profit Sharing Plan and Trust as a tax-qualified retirement plan. The Plan is a defined contribution plan and is designed to provide employees (including NEOs) with savings opportunities and financial security during retirement. There are currently two possible Company contributions to the Plan:
•A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation (i.e., a maximum matching contribution equal to 3% of the employee's eligible compensation); and
•A profit-sharing contribution that includes a discretionary contribution, based on a percentage of an employee’s eligible compensation, Heritage’s financial performance and management’s recommendation, as may be approved by the Board. For 2023, the Company did not make a discretionary contribution to the Plan.

Deferred Compensation Plan: Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation, and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances earn interest on an annual basis and the Committee may change this crediting rate prospectively, at its discretion. The current applicable crediting rate, as initially selected by the Committee, is the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from Heritage’s general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation in the Plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Each of the NEOs except for Mr. Ray has entered into a participation agreement pursuant to which Heritage will make performance-based contributions to accounts maintained on the NEO's behalf under the Deferred Compensation Plan. The terms of the particular participation agreements for the NEOs are described in more detail following the Nonqualified Deferred Compensation table below.

The Committee approved the following performance goals for the 2022 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2022 Performance
Diluted Earnings per Share	50%	$1.46	$1.62	$1.83	2.31 (1)
Net Charge Offs/Average Loans	50%	0.16%	0.08%	0.03%	(0.03)%
Contribution Opportunity as % of Salary		10%	20%	35%	175% (2)
(1)The Diluted Earnings per Share utilized for the Deferred Compensation Plan contributions made in 2023 was $2.37 due to an adjustment for the impacts of acquired talent in the Oregon market.
(2)Payout as a percentage of target payout.

The following table reflects the 2023 deferred compensation contributions based on 2022 performance results:

Name	Earned Deferred Compensation Incentives ($)	Earned Deferred Compensation Incentive as Percentage of Total Compensation (%)
Jeffrey J. Deuel	$231,525	17.8%
Bryan D. McDonald	$147,128	19.2%
Donald J. Hinson	$126,133	19.6%
Tony W. Chalfant	$108,838	19.8%
Matthew T. Ray	$—	—%

The Committee approved the following performance goals for the 2023 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2023 Performance
Diluted Earnings per Share	50%	$2.42	$2.69	$3.09	$1.75
Net Charge Offs/Average Loans	50%	0.12%	0.07%	0.02%	(0.01)%
Contribution Opportunity as % of Salary		10%	20%	35%	87.5% (1)
(1)Payout as a percentage of target payout.

In February 2024, the Committee approved Company contributions to the Deferred Compensation Plan of $124,445, $79,081, $69,373, and $58,501 on behalf of Messrs. Deuel, McDonald, Hinson, and Chalfant, respectively, based on 2023 performance results. Mr. Ray does not participate in the Deferred Compensation Plan. Company contributions to the Deferred Compensation Plan are subject to vesting, as described more fully in "Nonqualified Deferred Compensation" section of this Proxy Statement.
Perquisites and Other Benefits

Heritage NEOs are eligible to participate in all Heritage benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts. Messrs. Deuel and Chalfant additionally receive perquisites in the form of club memberships, and Messrs. Deuel and McDonald receive perquisites in the form of Company-provided automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities.

In addition, each of our NEOs is a party to an endorsement-method split-dollar insurance agreement with Heritage that provides additional life insurance in an amount equal to 100% of the NEO's base salary. Under the agreements, NEOs have insurance coverage with a death benefit payable in an amount equal to the lesser of 100% of the net amount-at-risk or the annual base salary then in effect. Heritage pays all premiums and is entitled to the cash value of the policy and the remainder of the executive’s death benefit, if any. In addition, the policies permit the NEOs to access an accelerated eligible death benefit in an amount equal to the lesser of 100% of the net amount-at-risk or $500,000 in the event the NEO incurs a chronic or terminal illness during employment, following termination of employment, on or after the NEO's attainment of age 62, or when the NEO is involuntarily terminated or terminates employment for good reason following a change in control. The economic value of such agreements for 2023, representing the imputed income amount of the insurance coverage for tax purposes is set forth as part of “All Other Compensation” in the Summary Compensation Table below.
Regulatory Considerations

As a publicly-traded financial institution, Heritage must comply with multiple layers of regulations when considering and implementing compensation decisions. These regulations do not set specific parameters within which compensation decisions must be made; however, they do require that the Company and the Committee be mindful of the risks associated with compensation programs designed to incentivize superior performance. While the regulatory focus has been heightened over the last several years, the incorporation of general risk assessment concepts into compensation decisions is not a recent development.

Under the Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"), published by the Federal Deposit Insurance Corporation ("FDIC") in 2015, excessive compensation is prohibited as an unsafe and unsound practice. When determining whether compensation is excessive, the FDIC has directed financial institutions to consider whether aggregate cash amounts paid or noncash benefits provided to an employee is unreasonable or disproportionate to the services the employee performs. The Safety and Soundness Standards set forth a framework within which financial institutions should evaluate an employee’s compensation, with factors including compensation history, internal pay equity, and, if appropriate, comparable compensation practices at peer institutions. This framework also requires Heritage to consider its overall financial condition.

Separately, the FDIC, the Federal Reserve, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision together issued the Guidance on Sound Incentive Compensation Policies (the "Joint Guidance") in 2010. The Joint Guidance complements the Safety and Soundness Standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs, and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness Standards. With respect to those individuals to whom it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and have the support of strong corporate governance.

The Company is also subject to the SEC’s rules regarding risk assessment, which apply to all publicly-traded companies. The SEC rules require Heritage to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company. Accordingly, the Committee completes an annual risk assessment of all of the Company’s compensation programs and components, most recently performed in December 2023. The Committee has determined that the Company's incentive compensation plans, programs, and arrangements do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Committee believes that its regular, overall assessment of the compensation plans, programs and arrangements established for the Company's NEOs includes a sensible, responsible approach toward balancing risks and rewarding reasonable, but not easily attainable, goals. The Committee annually revisits the frameworks set forth in the Safety and Soundness Standards and the Joint Guidance, as both are effective parts of the Committee's overall assessment of the balance between risk and reward in the Company’s compensation arrangements.

Finally, when making decisions about executive compensation, the Company also considers the impact of other regulatory provisions, including: Section 162(m) of the Code regarding the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and FASB ASC Topic 718, which requires Heritage to recognize the compensation cost of grants of equity awards based upon their grant date fair value.
Clawback Policy

On November 7, 2023, we adopted an enhanced clawback policy which was effective October 2, 2023, in accordance with the latest SEC rules and Nasdaq listing standards, a copy of which is publicly filed with our Annual Report on Form 10-K. The new policy replaces and supersedes the prior clawback policy that we adopted in December 2014.
Anti-Hedging and Pledging Policy

Heritage's insider trading policy specifically prohibits our insiders from entering into hedging transactions involving the Company's stock. To our knowledge, none of our executive officers or directors has entered into a hedging transaction involving Company stock in violation of this prohibition. The insider trading policy also identifies the risk of pledging Company securities as collateral for a loan or a margin account and cautions against such as it carries with it the risk of insider trading liability if the loan defaults or the if the insider fails to meet the margin call. To our knowledge, none of our NEOs or directors has pledged their Company stock.

Tax and Accounting Considerations

Heritage considers tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Committee reviews extensive financial scenarios and analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code, as amended, generally precludes a tax deduction for compensation in excess of $1 million paid by a public company to any individual covered by the recently expanded definition of a "covered employee" in a taxable year. The Committee considers this limit when making compensation decisions, but it retains the discretion to pay non-deductible compensation if it believes doing so would be in Heritage's best interests.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Heritage Financial Corporation has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s discussion with management, the Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.
Respectfully submitted by Jeffrey S. Lyon (Chair), Kimberly T. Ellwanger, Gail B. Giacobbe, Frederick B. Rivera, and Ann Watson.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs paid or accrued for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(5)	Total ($)
Jeffrey J. Deuel President and Chief Executive Officer, Heritage Financial Corporation	2023	686,306	381,365	281,386	11,371	249,212	1,609,640
	2022	645,750	389,337	381,661	11,787	218,096	1,646,631
	2021	575,000	340,010	426,458	7,408	82,398	1,431,274
Bryan D. McDonald President and Chief Operating Officer, Heritage Bank	2023	436,128	181,754	160,931	6,948	163,062	948,823
	2022	414,243	147,132	208,107	7,141	159,211	935,834
	2021	396,571	132,777	235,299	4,308	57,332	826,287
Donald J. Hinson Executive Vice President and Chief Financial Officer	2023	378,400	138,523	124,115	8,122	137,135	786,295
	2022	355,133	108,124	157,422	8,843	132,766	762,288
	2021	344,790	100,440	179,003	5,803	48,875	678,911
Tony W. Chalfant Executive Vice President and Chief Credit Officer	2023	322,628	119,531	116,791	2,017	136,243	697,210
	2022	306,438	93,309	144,950	1,359	128,783	674,839
	2021	293,365	84,195	152,519	144	38,359	568,582
Matthew T. Ray(4) Executive Vice President and Chief Lending Officer	2023	301,515	206,189	86,535	—	10,670	604,909

(1)    The amounts in the "Stock Awards" column reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions for Messrs. Deuel, McDonald, Hinson and Chalfant are reported assuming target level performance, the probable outcome at the time of grant. The February 22, 2023 grant date fair value for the time-vested shares and the portion of the performance shares measured by return on average assets was $28.28 per share and the grant date fair value for the portion of the performance shares measured by total shareholder return was $23.85 per share under the Monte Carlo method. The stock award amounts for performance-based grants have been adjusted to properly reflect the grant date fair value using the Monte Carlo method used for accounting purposes. For a discussion of valuation assumptions, see the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2023. If awards subject to performance conditions were reported assuming maximum level performance, the combined values reported above for stock awards for 2023 would have been as follows: $472,827 for Mr. Deuel, $225,346 for Mr. McDonald, $171,742 for Mr. Hinson, and $148,202 for Mr. Chalfant.
(2)    The amounts in the "Non-Equity Incentive Plan Compensation" column reflect the actual earnings under the MIP. The material terms of the MIP for 2023 are described in the Compensation Discussion and Analysis under “2023 Annual Cash Incentive Award Determinations.”
(3)    The amounts in the "Change in Pension Value & Nonqualified Deferred Compensation Earnings" column consist of above market interest on compensation deferred under the Deferred Compensation Plan.
(4)    Mr. Ray was not an NEO in 2022 or 2021.
(5)    The following table reflects all other compensation to our NEOs for 2023:

Name	Employer 401(k) Match ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership ($)	Automobile Provision ($)	Executive Life Insurance ($)	Total ($)
Jeffrey J. Deuel	9,900	673	231,525	2,942	3,010	1,162	249,212
Bryan D. McDonald	9,900	660	147,128	—	5,063	311	163,062
Donald J. Hinson	9,900	605	126,133	—	—	497	137,135
Tony W. Chalfant	9,900	660	108,838	16,270	—	575	136,243
Matthew T. Ray	9,900	600	—	—	—	170	10,670

Grants of Plan-Based Awards Table

The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey J. Deuel	—	—	343,153	514,730	—	—	—	—	—
	02/22/2023	—	—	—	—	7,018	10,527	—	182,924
	02/22/2023	—	—	—	—	—	—	7,017	198,441
Bryan D. McDonald	—	—	196,258	294,387	—	—	—	—	—
	02/22/2023	—	—	—	—	3,344	5,016	—	87,185
	02/22/2023	—	—	—	—	—	—	3,344	94,568
Donald J. Hinson	—	—	151,360	227,040	—	—	—	—	—
	02/22/2023	—	—	—	—	2,549	3,824	—	66,437
	02/22/2023	—	—	—	—	—	—	2,549	72,086
Tony W. Chalfant	—	—	129,051	193,577	—	—	—	—	—
	02/22/2023	—	—	—	—	2,199	3,299	—	57,343
	02/22/2023	—	—	—	—	—	—	2,199	62,188
Matthew T. Ray	—	—	105,530	158,295	—	—	—	—	—
	02/22/2023	—	—	—	—	—	—	7,291	206,189
	12/20/2023	—	—	—	—	—	—	—	—
(1)The amounts in the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column reflect the target and maximum award opportunities under the MIP for 2023. The actual awards for 2023 are presented in the Summary Compensation Table. There were no threshold opportunity levels under the MIP for 2023. For a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the MIP for 2023 are described in the Compensation Discussion and Analysis under “2023 Annual Cash Incentive Award Determinations.”
(2)The amounts in the "Estimated Possible Payouts Under Equity Incentive Plan Awards" reflect the threshold, target and maximum performance stock unit opportunities granted in 2023. The material terms of these awards are described in the Compensation Discussion and Analysis under the "2023 Equity Award Determinations."
(3)The amounts in the "All Other Stock Awards Number of Shares of Stock or Units" column reflect service-based restricted stock units granted in 2023. The material terms of these awards are described in the Compensation Discussion and Analysis under “2023 Equity Award Determinations.”
(4)The amounts in the "Grant Date Fair Value of Stock and Option Awards" reflect the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are reported assuming target level performance, the probable outcome at the time of grant. The February 22, 2023 grant date fair value for the time-vested shares and the portion of the performance shares measured by return on average assets was $28.28 per share and grant date fair value for the portion of the performance shares measured by total shareholder return was $23.85 per share. For a discussion of valuation assumptions, see Note 20 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2023.

Outstanding Equity Awards Table

The following table shows the unvested stock awards held by our NEOs as of December 31, 2023. There were no outstanding stock options as of December 31, 2023.

		Stock Awards
Name	Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards Number of Unearned Shares or Units of Stock that Have Not Vested (#) (2)	Equity Incentive Plan Awards Market Value of Unearned Shares or Units of Stock that Have Not Vested ($) (3)
Jeffrey J. Deuel	02/25/2021	2,255	(4)	48,234	6,635	141,923
	02/22/2022	4,871	(4)	104,191	9,133	195,355
	02/22/2023	7,017	(4)	150,094	7,018	150,115
Bryan D. McDonald	02/25/2021	880	(4)	18,823	2,591	55,421
	02/22/2022	1,841	(4)	39,379	3,451	73,817
	02/22/2023	3,344	(4)	71,528	3,345	71,550
Donald J. Hinson	02/25/2021	666	(4)	14,246	1,960	41,924
	02/22/2022	1,353	(4)	28,941	2,536	54,245
	02/22/2023	2,549	(4)	54,523	2,549	54,523
Tony W. Chalfant	06/25/2020	3,946	(5)	84,405	—	—
	02/25/2021	558	(4)	11,936	1,643	35,144
	02/22/2022	1,168	(4)	24,984	2,189	46,823
	02/22/2023	2,199	(4)	47,037	2,200	47,058
Matthew T. Ray	03/01/2018	2,521	(6)	53,924	—	—
	02/25/2021	798	(4)	17,069	—	—
	02/22/2022	1,420	(4)	30,374	—	—
	02/22/2022	619	(7)	13,240	—	—
	02/22/2023	1,986	(4)	42,481	—	—
	02/22/2023	5,305	(6)	113,474	—	—
(1)The amounts in the "Market Value of Shares or Units of Stock That Have Not Vested" column represent grants of service-based restricted shares or units of Heritage common stock. The market value of these shares or units is the number of shares that had not vested as of December 31, 2023 multiplied by $21.39, the closing price of Heritage common stock on December 29, 2023 (the last trading day of the year).
(2)The amounts in the "Equity Incentive Plan Awards Number of Unearned Shares or Units of Stock that Have Not Vested" reflect outstanding performance-based stock units assuming: (a) maximum level of performance for the three-year total shareholder return goal for shares granted in 2022 and (b) target level performance for the three-year total shareholder return goal for shares granted in 2021 and 2023, the return on average assets goal for shares granted in 2021, and the return on average tangible common equity goal for shares granted in 2022 and 2023. The performance stock units cliff vest after three years and are measured relative to peers for total shareholder return and return on average assets or return on average tangible common equity.
(3)The amounts in the "Equity Incentive Plan Awards Market Value of Unearned Shares or Units of Stock That Have Not Vested" column represent the market value of grants of performance-based restricted shares or units of Heritage common stock that had not vested as of December 31, 2023 multiplied by $21.39, the closing price of Heritage common stock on December 29, 2023 (the last trading day of the year).
(4)The restricted stock unit awards vest ratably over three years from the date of grant as of March 15th annually.
(5)The restricted stock unit awards vest ratably over six years from the date of grant as of June 15th annually.
(6)The restricted stock unit awards vest ratably over ten years from the date of grant as of March 15th annually.
(7)The restricted stock unit awards vest ratably over five years from the date of grant as of March 15th annually.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for the NEOs during the year ended December 31, 2023. During 2023, there were no stock options exercised by the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey J. Deuel	13,946	318,387
Bryan D. McDonald	5,414	123,602
Donald J. Hinson	4,076	93,055
Tony W. Chalfant	3,078	63,393
Matthew T. Ray	3,054	69,723
Nonqualified Deferred Compensation

The following table provides information for the NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2023.

Name	Executive Contributions ($)	Registrant Contributions ($) (1)	Aggregate Earnings ($) (2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2023 ($) (3)
Jeffrey J. Deuel	—	231,525	62,142	—	1,384,310
Bryan D. McDonald	—	147,128	37,971	—	845,849
Donald J. Hinson	—	126,133	44,384	—	988,726
Tony W. Chalfant	—	108,838	11,025	—	245,590
Matthew T. Ray	—	—	—	—	—
(1)The amounts in the "Registrant Contributions" column are reported as compensation for 2023 in the Summary Compensation Table above.
(2)Of the amounts in the "Aggregate Earnings" column for the year ended December 31, 2023, the following amounts are reported as nonqualified deferred compensation earnings for 2023 in the Summary Compensation Table above: $11,371, $6,948, $8,122, and $2,017 for Messrs. Deuel, McDonald, Hinson, and Chalfant, respectively.
(3)Of the amounts reported in the "Aggregate Balance at December 31, 2023" column, the following amounts were reported as compensation in the Summary Compensation Table in previous years: Messrs. Deuel, McDonald, Hinson, and Chalfant had prior year contributions and above market earnings of $982,413, $610,049, $733,422, and $125,548, respectively.

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into a participation agreement with each of the NEOs except for Mr. Ray and, with respect to Messrs. Deuel, McDonald, Hinson, and Chalfant, an amendment to their agreements, that provided for 2023 performance-based contributions by Heritage to each executive’s account based on 2022 performance. The potential performance-based contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on Heritage's actual achievement of the pre-determined performance goals. The performance metrics used to determine the amount of the contributions are described in the "Deferred Compensation Plan" section of the Compensation Discussion and Analysis under "Retirement Benefits."

Under their respective Deferred Compensation Plan participation agreements, as amended, Heritage’s contributions on behalf of Messrs. Deuel, McDonald, and Hinson for 2023 based on 2022 performance were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Messrs. Deuel and Hinson under the Deferred Compensation Plan are fully vested. Company contributions on behalf of Mr. McDonald under the Deferred Compensation Plan were 80% vested as of January 1, 2023 and will vest an additional 10% as of each January 1 thereafter. The participation agreements, as amended in 2016, 2019 and 2022 with respect to Messrs. Deuel and Hinson, and in 2019 and 2022 with respect to Mr. McDonald, provide for Company contributions under the Deferred Compensation Plan for plan years through and including 2025 (to be paid in 2026).

Under Mr. Chalfant's Deferred Compensation Plan participation agreement, entered into in 2020, Mr. Chalfant first became eligible for a contribution in Heritage in 2021 based on 2020 performance. Such contributions are set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. Chalfant under the Deferred Compensation Plan were 40% vested as of January 1, 2023 and will vest an additional 20% each the following three years until July 1, 2026, at which time Mr. Chalfant will become fully vested. His participation agreement, as amended in 2022, provides for Company contributions under the Deferred Compensation Plan for plan years through and including 2025 (to be paid in 2026).

Under all of the Deferred Compensation participation agreements, Heritage’s contributions fully vest upon a change in control or the participant’s death or disability. In the event of the participant’s separation from service other than for cause, the participant forfeits all unvested amounts and if the separation from service is for cause, the participant forfeits all vested and unvested amounts. Individual voluntary deferrals, if any, are always fully vested and not subject to forfeiture.

Distributions of the vested portion begin on the later to occur of the participant’s 65th birthday, or the participant’s separation from service but may be distributed earlier upon the participant’s death or disability.

Distributions that are made as a result of the participant attaining age 65 or separating from service, other than due to death or disability, are made in monthly installments over 24 or 60 months. If, however, the separation from service occurs within 24 months following a change in control or as a result of the participant’s death or disability, the payment would be made in a lump sum in the month following such separation from service, death or disability.
Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amounts of compensation that would be paid to each NEO in the event of various terminations of employment and in the event of a change in control of Heritage as of the last business day of the year ended December 31, 2023. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our salaried employees or, generally, upon a voluntary termination of employment. Amounts set forth in the following table are gross amounts and, to the extent paid in connection with a change in control, may be subject to a cutback resulting in a reduced payment being made to the NEOs.

Name	Compensation/Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control - No Termination ($)
Jeffrey J. Deuel	Cash Severance (1)	1,611,422	3,222,844	—	—	—
	Accelerated Vesting of Equity Awards (2)	752,757	752,757	752,757	752,757	448,313
	Accelerated Vesting of Deferred Compensation (3)	—	—	—	—	—
	Continued Medical and Dental Coverage	20,576	20,576	—	—	—
	Split Dollar Benefit (4)	—	—	—	711,113	—
	MIP (5)	—	—	281,386	281,386	—
	Total	2,384,755	3,996,177	1,034,143	1,745,256	448,313
Bryan D. McDonald	Cash Severance (1)	653,338	1,306,675	—	—	—
	Accelerated Vesting of Equity Awards (2)	315,759	315,759	315,759	315,759	186,029
	Accelerated Vesting of Deferred Compensation (3)	169,169	169,169	169,169	169,169	169,169
	Continued Medical and Dental Coverage	20,704	31,056	—	—	—
	Split Dollar Benefit (4)	—	—	—	501,892	—
	MIP (5)	—	—	160,931	160,931	—
	Total	1,158,970	1,822,659	645,859	1,147,751	355,198
Donald J. Hinson	Cash Severance (1)	549,933	1,099,867	—	—	—
	Accelerated Vesting of Equity Awards (2)	237,557	237,557	237,557	237,557	139,848
	Accelerated Vesting of Deferred Compensation (3)	—	—	—	—	—
	Continued Medical and Dental Coverage	13,505	20,257	—	—	—
	Split Dollar Benefit (4)	—	—	—	396,420	—
	MIP (5)	—	—	124,115	124,115	—
	Total	800,995	1,357,681	361,672	758,092	139,848
Tony W. Chalfant	Cash Severance (1)	472,376	944,751	—	—	—
	Accelerated Vesting of Equity Awards (2)	288,016	288,016	288,016	288,016	119,656
	Accelerated Vesting of Deferred Compensation (3)	147,354	147,354	147,354	147,354	147,354
	Continued Medical and Dental Coverage	13,394	20,091	—	—	—
	Split Dollar Benefit (4)	—	—	—	334,289	—
	MIP (5)	—	—	116,791	116,791	—
	Total	921,140	1,400,212	552,161	886,450	267,010
Matthew T. Ray	Cash Severance (1)	376,385	752,769	—	—	—
	Accelerated Vesting of Equity Awards (2)	157,088	157,088	157,088	157,088	—
	Accelerated Vesting of Deferred Compensation (3)	—	—	—	—	—
	Continued Medical and Dental Coverage	9,711	14,566	—	—	—
	Split Dollar Benefit (4)	—	—	—	301,515	—
	MIP (5)	—	—	86,535	86,535	—
	Total	543,184	924,423	243,623	545,138	—
(1)The amounts set for in the "Cash Severance" row reflect the sum of cash severance payments to be made pursuant to Messrs. Deuel's, McDonald's, Hinson's, Chalfant's, and Ray's employment agreements.
(2)The amounts in the "Accelerated Vesting of Equity Awards" rows are based on Heritage’s common stock closing price of $21.39 on December 29, 2023. As provided in their employment agreements and the 2014 Omnibus Equity Incentive Plan, the NEOs are eligible for accelerated vesting of outstanding equity awards. Pursuant to the applicable employment agreements, for purposes of a termination without cause by the employer or termination for good reason, performance stock units will vest based on actual performance (without proration for duration of employment); for purposes of a qualifying termination in connection with a change in control, performance stock units will vest at target performance (without proration for duration of employment). Because the actual performance is relative to Heritage's peer group and such information is not yet available, estimates in this table are based upon target level performance.
(3)The amounts in the "Accelerated Vesting of Deferred Compensation" rows reflect the incremental cost or unvested portion of deferred compensation.
(4)The amounts in the "Split Dollar Benefit" rows reflect the death benefit to be paid to the beneficiary designated by the NEO under split-dollar insurance agreement assumes maximum payout of current annual base salary. The value of the accelerated benefit is not determinable and therefore is excluded.
(5)The amounts in the "MIP" rows reflect the MIP prorated payment upon death or disability.

Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of our NEOs and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and its shareholders and provides stability and the type of skilled leadership needed in the current operating environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.

Heritage entered into new employment agreements with Messrs. Deuel, Hinson, and McDonald effective as of July 1, 2019, Mr. Chalfant effective July 1, 2020, and Mr. Ray effective January 1, 2023. Except as noted below, the material terms of the agreements are identical. The agreements have an initial term through June 30, 2022 (June 30, 2023 for Mr. Chalfant and Mr. Ray), which automatically extends for an additional year on July 1, 2020 (July 1, 2021 for Mr. Chalfant and July 1, 2023 for Mr. Ray) and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

The employment agreements provide for annual base salaries as follows: for Mr. Deuel, $711,113; for Mr. McDonald, $451,892, for Mr. Hinson, $396,420, for Mr. Chalfant, $334,289, and for Mr. Ray, $301,515, as adjusted for salary increases in 2023. The salaries will be reviewed annually and may be increased, but not decreased, at the discretion of the Heritage Board. The agreements provide that each executive is eligible to receive a performance-based annual cash incentive bonus, in accordance with Heritage’s annual incentive plan, with the target opportunities stated as the following percentages of the applicable annual base salary: for Mr. Deuel, 50%, for Mr. McDonald, 45%, for Messrs. Hinson and Chalfant 40%, and for Mr. Ray 35%. In addition, each NEO is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives. The agreements with Messrs. Deuel and McDonald, provide each executive an automobile for business use or a car allowance.

The agreements provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Deuel would be entitled to receive an amount equal to 150% of the sum of his base salary plus his three-year average annual bonus (“Base Compensation”), payable in monthly installments over a 24-month period. The other executives would be entitled to receive an amount equal to 100% of their Base Compensation, payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. Deuel would be entitled to receive a lump sum equal to 300% of his Base Compensation, and the other executives would be entitled to receive a lump sum equal to 200% of their Base Compensation. In the event of a Termination, each of the executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 18 months; provided that, such period is 12 months for each executive other than Mr. Deuel if the Termination is not in connection with a change in control. The employment agreements also provide for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Deferred Compensation Plan in the event of a Termination. All unvested awards subject to performance or target requirements will be treated as having satisfied all service-based vesting requirements, and performance-based vesting requirements will be based upon actual Company performance during the applicable periods as if the NEOs had continued service through the end of the applicable performance period (without proration for duration of employment); provided, however, that if the Termination occurs in connection with a change in control, awards subject to vesting, performance, or target requirements will vest at a target level of performance (without proration for duration of employment).

All severance benefits under the employment agreements are contingent upon execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments contingent on a change in control if the reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The employment agreements contain restrictive covenants prohibiting indefinitely the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason during the following periods: for Mr. Deuel, the non-competition and non-solicitation covenants apply for a period of 24 months following termination of employment for any reason; and for the other executives, the non-competition restrictions apply for a period of 12 months following termination of employment for any reason and the non-solicitation restrictions apply for a period of 24 months following termination of employment for any reason. With respect to all of the executives, the restricted period reduces to 12 months if the termination is in connection with a change in control, and terminates on the executive’s final day of employment if Heritage delivers a notice of non-renewal of the agreement and then terminates the executive’s employment upon or following the expiration of the agreement term.
Equity Plans

Heritage currently maintains the Heritage Financial Corporation 2023 Omnibus Equity Plan and the Heritage Financial Corporation 2014 Omnibus Equity Plan. Upon approval of the 2023 Omnibus Equity Plan, additional grants under the 2014 Omnibus Equity Plan were no longer permitted, but the 2014 Omnibus Equity Plan will remain in effect for as long as grants thereunder remain outstanding. These Plans provide for accelerated vesting of awards upon disability or death. The 2023 Omnibus Equity Plan contains a “double trigger” vesting provision, which provides that in the event of a change in control, all outstanding awards will become immediately exercisable or vested, with performance-based awards becoming partially vested based upon target level performance (without proration for duration of employment) and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control. As of December 31, 2023, there were 1,200,714 shares available for issuance under the 2023 Omnibus Equity Plan.
Split-Dollar Agreements

Each of our NEOs is a party to a split-dollar insurance agreement that provides for the payment of a death benefit to a beneficiary designated by the NEO in an amount up to 100% of base salary upon the death of the NEO prior to a separation from service and an accelerated benefit of an indeterminable amount (but no more than $500,000) in the event of a chronic or terminal illness prior to separation from service or following a qualifying separation from service. In addition, Mr. McDonald has an additional life insurance benefit of $50,000, through a plan that was in place with Whidbey Island Bank before it was acquired by Heritage.
Management Incentive Plan

In the case of a death or disability, the Management Incentive Plan allows for prorated payments for time worked during the performance period. Once the plan year concludes, the incentive award will be calculated based on established performance goals and paid in a similar time and manner as payments to other participants.
Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Giacobbe, Lyon, Rivera, and Watson. No members of this Committee were officers or employees of Heritage or its subsidiaries during the year ended December 31, 2023 or as of March 11, 2024, nor were they formerly officers or had any relationships otherwise requiring disclosure.
CEO Pay Ratio

In August 2015, the SEC adopted a rule under the Dodd-Frank Act requiring disclosure of the ratio of the CEO's annual total compensation to the annual total compensation of the median employee. In determining our median employee, a list of all full-time and part-time employees, exclusive of our CEO, Mr. Deuel, was prepared based on active employees included in the Company's payroll system as of December 31, 2023. Gross wages were ranked from highest to lowest to determine the median employee. The annual total compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Deuel in the Summary Compensation Table shown above. The ratio of the CEO's compensation to the median employee's compensation is as follows:

Annual Total Compensation of CEO	$1,609,640
Annual Total Compensation of the Median Employee	$76,625
Ratio of CEO to Median Employee Compensation	21.0 : 1.0

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.
Pay Versus Performance

In accordance with rules adopted by the SEC, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation actually paid ("CAP") and certain Company performance for the fiscal years listed below. You should refer to our Compensation Discussion and Analysis for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid (CAP) to PEO	Average Summary Compensation Table Total for non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on:		Net Income (dollars in thousands)	Diluted Earnings per Share (4)
					Company Total Shareholder Return	Peer Group Total Shareholder Return (3)
2023	$1,609,640	$1,117,360	$759,489	$599,782	$87.68	$107.99	$61,755	$1.75
2022	$1,646,631	$2,017,896	$745,198	$862,522	$119.90	$111.47	$81,875	$2.31
2021	$1,431,274	$1,328,856	$650,852	$638,129	$92.71	$126.43	$98,035	$2.73
2020	$1,271,194	$1,187,534	$599,677	$568,540	$85.94	$90.82	$46,570	$1.29
(1)For 2020, 2021, 2022, and 2023, Heritage's principal executive officer ("PEO") was Mr. Deuel.
(2)For 2020, 2021, and 2022, Heritage's non-PEO NEOs were Messrs. McDonald, Hinson, and Chalfant, and Cindy Hirman. Ms. Hirman was the Chief Banking Officer and she retired in April 2023. For 2023, Heritage's non-PEO NEOs were Messrs. McDonald, Hinson, Chalfant, and Ray.
(3)The bank index utilized is the S&P U.S. SmallCap Banks Index.
(4)Diluted Earnings per Share is the Company Selected Measure. For 2022, this metric is reported as unadjusted for the items related to talent acquisition.

The following table reconciles the 2023 Summary Compensation Table compensation to the Compensation Actually Paid disclosed in the above table.

Year	PEO	Non PEO NEOs
Summary Compensation Table Total Compensation	$1,609,640	$759,489
– Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(381,365)	(161,499)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	262,781	115,951
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(304,339)	(89,118)
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during the Fiscal Year	(69,357)	(25,041)
Compensation Actually Paid	$1,117,360	$599,782

The valuation assumptions used to calculate equity award fair values in the above table are prescribed by Item 402(v) of Regulation S-K and did not materially differ from those disclosed at the time of the grant.

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•the Company's and the indexed cumulative total shareholder return (assuming an initial fixed investment of $100);
•the Company's Net Income; and
•the Company Selected Measure, which is Diluted Earnings per Share.

Total Shareholder Return versus Compensation Actually Paid
Compensation Actually Paid ($M)
$3
$2
$2
$1
$1
$0
Value of $100 Investment from 12/31/2019
$140
$120
$100
$80
$60
$40
$20
$0
$126.43
$119.90
$112.03
$111.47
$90.82
$92.71
$85.94
$87.68
$2.02
$1.33
$1.19
$1.10
$0.86
$0.64
$0.57
$0.60
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
HFWA TSR
S&P US Smallcap Banks TSR

Net Income versus Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$3
$2
$2
$1
$1
$0
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
$46.57
$98.04
$81.88
$61.76
$1.19
$0.57
$1.33
$0.64
$2.02
$0.86
$1.10
$0.60
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Income ($M)

Diluted Earnings per Share versus Compensation Actually Paid
$3
$2
$2
$1
$1
$0
Compensation Actually Paid ($M)
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Diluted Earnings per Share
$2.73
$2.31
$1.75
$1.29
$2.02
$1.33
$1.19
$1.10
$0.57
$0.64
$0.86
$0.60
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Diluted EPS

In the Company's assessment, the most important financial measures used to link CAP to our NEOs, for the most recently completed fiscal year, to the Company's performance were the following:

Most Important Financial Performance Measures
Diluted Earnings per Share
Net Charge Offs/Average Loans
Overhead Ratio
Loan Growth
Return on Average Tangible Common Equity
Three-Year Total Shareholder Return
REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following Report of the Audit and Finance Committee of the Board of Directors for the year ended December 31, 2023 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.
The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2023:
•The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;
•The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB);
•The Audit and Finance Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit and Finance Committee concerning its independence, and has discussed the same with Crowe LLP; and
•The Audit and Finance Committee has, based on its review and discussions with management of the 2023 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2023 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee:

Respectfully submitted by Brian S. Charneski (Chair), Trevor D. Dryer, Deborah J. Gavin, and Jeffrey S. Lyon

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe LLP as Heritage's independent registered public accounting firm for the year ending December 31, 2024. You are asked to ratify the appointment of Crowe LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe LLP is not required by our Bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe LLP. Even if the appointment of Crowe LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe LLP has served as Heritage’s independent registered public accounting firm since 2012.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2023. Heritage also reviewed and discussed its fees with Crowe LLP, as described below, and determined the fees billed for services were compatible with Crowe LLP maintaining its independence.

A representative of Crowe LLP is expected to attend the virtual annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make a statement.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2024.
Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant for or during the years indicated. Crowe LLP audited Heritage’s consolidated financial statements for the years ended December 31, 2023 and 2022.

	Year-Ended December 31,
	2023	2022
Audit Fees (1)	$838,000	$739,500
Audit-Related Fees (2)	34,700	34,400
All Other Fees (3)	—	48,000
Total	$872,700	$821,900
(1)Audit fees consist of fees paid for the audit of Heritage’s consolidated financial statements included in Form 10-K, the audit of Heritage’s internal control over financial reporting and the reviews of the interim condensed consolidated financial statements included in Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.
(2)Audit-related fees include aggregate fees billed for assurance of related services by the accountant that are reasonably related to the performance of the audit or review of Heritage's financial statement, including fees for the audit of the employee benefit plan sponsored by Heritage.
(3)All other fees includes the aggregate fees billed for any other products or services provided by the accountant, including fees related to the consulting engagement to perform a Fair Lending Risk Assessment and Gap Analysis.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including, but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2023, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 22, 2024. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required under Rule 14a-19 of the Securities Exchange Act no later than March 7, 2025.
Article 10 of our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered as set forth in our Articles of Incorporation to our Board Chair not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Board Chair no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Corporate Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Corporate Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.
MISCELLANEOUS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
We will pay the cost of soliciting proxies. In addition to furnishing the proxy materials to our shareholders, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $3,250, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2023 (including consolidated financial statements) has been furnished along with this Proxy Statement to all shareholders of record as of March 11, 2024. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement. A copy of Heritage’s Form 10-K that was filed with the SEC on February 27, 2024 will be provided to you without charge if you were a shareholder of Heritage as of March 11, 2024. Please make your written request to:

Heritage Financial Corporation
Attention: Kaylene M. Lahn
Corporate Secretary
201 Fifth Avenue S.W.
Olympia, Washington 98501

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:30 a.m., Pacific Time, on May 6, 2024.
Vote by Internet
• Go to www.envisionreports.com/HFWA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals —The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election as directors of the nominees listed below for a one-year term.
		For	Against	Abstain
	01 - Brian S. Charneski	☐	☐	☐
	02 - Jeffrey J. Deuel	☐	☐	☐
	03 - Trevor D. Dryer	☐	☐	☐
	04 - Kimberly T. Ellwanger	☐	☐	☐
	05 - Deborah J. Gavin	☐	☐	☐
	06 - Gail B. Giacobbe	☐	☐	☐
	07 - Jeffrey S. Lyon	☐	☐	☐
	08 - Frederick B. Rivera	☐	☐	☐
	09 - Brian L. Vance	☐	☐	☐
	10 - Ann Watson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2	Advisory (non-binding) approval of the compensation paid to named executive officers.	☐	☐	☐	3	Ratification of the appointment of Crowe LLP as Heritage’s independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the virtual annual meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+
02ATTA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Heritage Financial Corporation

Annual Meeting of Shareholders — May 6, 2024
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Brian L. Vance and Brian S. Charneski, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held virtually on Monday, May 6, 2024, at 9:00 a.m., Pacific Time, and at any and all adjournments thereof, as stated on the reverse side.
This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1, and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
Should the undersigned be present and elect to vote at the virtual annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 22, 2024, and the 2023 Annual Report to Shareholders.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.